Exhibit 10.20
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is executed and delivered as of July 19, 2006, among Waste Services of Florida, Inc., a Delaware corporation (“Buyer”); and those entities set forth as Sellers on Exhibit A (“Sellers”).
RECITALS
     A. Sellers own and operate hauling operations, transfer station operations and MRF operations (collectively, the “Business”) in Miami-Dade County, Florida (the “Area”).
     B. Buyer desires to purchase and acquire substantially all of the assets, properties and contractual rights used by Sellers in connection with the Business, and Sellers desire to sell such assets, properties and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement.
     C. The assets and properties used by Sellers in connection with the Business include the real property described on Exhibit B-1 (the “Land”) and the leased real property described on Exhibit B-2 (the “Leased Real Property”).
     D. Except as the context otherwise requires, capitalized terms used in this Agreement shall have the meanings assigned to them in Exhibit C.
     NOW, THEREFORE, in consideration of the mutual promises and covenants in this Agreement and other good and valuable consideration, received to the full satisfaction of each of them, the parties agree as follows:
ARTICLE I
SALE OF ASSETS
     1.1 Sale of Assets by Sellers. On the terms and subject to the conditions set forth in this Agreement, at the Closing Sellers shall grant, convey, sell, transfer and assign to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to the following assets used in the Business (but excluding the Excluded Assets), free and clear of all Encumbrances except Permitted Exceptions and Blanket Liens:
          (a) the Land, including all structures, improvements, fixtures, easements and other rights and interests relating thereto, and all leases with respect to the Leased Real Property;
          (b) subject to Section 1.3, all Permits held by Sellers in connection with the Business, including the Permits listed on Schedule 1.1(b);
          (c) subject to Section 7.10, all Equipment, including the Equipment listed on Schedule 1.1(c);
          (d) subject to Section 7.10, all Rolling Stock, including the Rolling Stock described on Schedule 1.1(d);

          (e) all computer hardware and related basic operating systems used, or held for use, principally in connection with the Business;
          (f) all Inventory, including the Inventory listed on Schedule 1.1(f);
          (g) all intangible property owned by Sellers and used principally in connection with the Business, including all symbols, trademarks, service marks, logos and trade names, including the Business Names listed on Schedule 1.1(g), except (subject to Section 4.1) those symbols, trademarks, service marks, logos and trade names that include the names of or otherwise identify “Allied,” “Browning-Ferris” or “BFI” (the “Retained IP”);
          (h) all Customer Contracts, Assumed Leases, Employee Contracts, and Other Contracts (collectively, the “Assumed Contracts”);
          (i) the telephone numbers used principally in the conduct of the Business;
          (j) all shop tools, nuts and bolts used principally in connection with the Business;
          (k) all books and records relating principally to the Business, including customer lists and vendor lists;
          (l) to the extent relating to the Business, all prepaid expenses and deposits, including any such expenses and deposits with respect to leases, rentals and utilities;
          (m) all Accounts Receivable;
          (n) all recycling property, plant or equipment used or held for use in connection with the Business, wherever located (including any items located on a customer’s site);
          (o) all furniture, fixtures and office equipment used principally in connection with the Business;
          (p) to the extent relating principally to the Business, all rights under agreements with employees and other third Persons concerning confidentiality and assignment of inventions; and
          (q) all goodwill of the Business.
All of the foregoing assets of Sellers described in this Section 1.1 are referred to as the “Assets”.
     1.2 Excluded Assets. The parties agree that certain assets of Sellers shall remain the property of Sellers and shall not be sold to Buyer at the Closing (the “Excluded Assets”). The Excluded Assets are: (a) all assets that are not used or held for use in, owned by, leased by or in the possession of Sellers or their Affiliates principally in connection with the Business; (b) records which relate primarily to Excluded Assets or Excluded Liabilities, including files relating to Taxes and personnel files; (c) the stock and membership interests and corporate or other entity level record books of Sellers; (d) the rights which accrue or will accrue to Sellers under this Agreement; (e) any inter-company receivables from Sellers or their Affiliates; (f) all present and future refunds relating to Taxes of Sellers; (g) all insurance policies and all rights with respect thereto; (h) all litigation rights to which Sellers are plaintiffs and all causes of action and claims of every nature, kind and description; (i) all billing, route management and other software programs other than basic operating systems; (j) all petty and other cash and cash equivalents on hand or in a bank; (k) all bank accounts; (l) all escrow accounts; (m) all right, title and interest in any financial responsibility, financial assurance or similar mechanisms; (n) the National Accounts; (o) all other real property and all buildings on and fixtures to all real property of Sellers and their Affiliates not described on Exhibit B; (p) all time clocks and GPS systems; (r) any assets sold by Sellers in accordance with Section 7.3(d); and (s) all other assets that do not constitute Assets.
     1.3 Commercially Reasonable Efforts to Assign. To the extent that the sale or assignment of any Customer Contract, Assumed Lease or Permit included within the Assets shall require the consent of any third party, Sellers and Buyer shall each use commercially reasonable efforts to obtain the consent of such other party to such assignment to Buyer both before and after the Closing.
ARTICLE II
PURCHASE PRICE
     2.1 Purchase Price. Subject to adjustment as provided in this Article II and Sections 7.10 and 11.7, Buyer shall pay to Sellers (a) $61,000,000 at the Closing, and (b) $2,000,000 when a new recycling contract with Miami-Dade County is executed or the current recycling contract is renewed (collectively, the “Purchase Price”), in each case by wire transfer of immediately available funds.
     2.2 Purchase Price Adjustments.
          (a) Adjustment for Certain Assumed Obligations. The Purchase Price payable at the Closing pursuant to Section 2.1(a) shall be reduced on a dollar-for-dollar basis for the liability reflected on the balance sheet as of the Closing Date with respect to capitalized equipment leases, if any, assumed by Buyer under Section 10.2.
          (b) Working Capital Adjustment.
               (i) The following capitalized terms used in this Agreement shall have the following meanings:
                    (1) “Adjustment Amount” means an amount (which may be positive or negative) equal to the actual amount of Net Working Capital as of Closing.
                    (2) “Net Working Capital” means (A) the aggregate current assets included in the Assets, less (B) the aggregate current liabilities of Sellers assumed by Buyer under Section 10.2, in each case determined in accordance with GAAP on a basis consistent with the balance sheet dated May 31, 2006 included within Sellers’ Financial Statements.

               (ii) At least five Business Days prior to the Closing Date, Sellers shall deliver to Buyer a worksheet setting forth their good faith estimate of the Net Working Capital of the Business as of the Closing Date and a computation of the estimated Adjustment Amount (the “Estimated Adjustment Amount”). The worksheet shall be prepared by Sellers and shall be subject to the approval of Buyer, which shall not be unreasonably withheld. If the worksheet is not acceptable to Buyer, Buyer shall promptly submit its comments on the worksheet to Sellers, and Buyer and Sellers shall endeavor in good faith to address such comments so as not to delay the Closing. If the Estimated Adjustment Amount is a positive number, the Purchase Price payable at Closing shall be increased in an amount equal to the positive Estimated Adjustment Amount. If the Estimated Adjustment Amount is a negative number, the Purchase Price payable at Closing shall be decreased in an amount equal to the negative Estimated Adjustment Amount.
               (iii) Within 45 days after the Closing, Buyer shall prepare a computation of the actual Net Working Capital and the actual Adjustment Amount as of the Closing Date (the “Actual Adjustment Amount”) and deliver such computation to Sellers. If within 20 days following delivery of such computation Sellers do not deliver a written objection thereto to Buyer, then the Actual Adjustment Amount shall be as reflected on the computation provided pursuant to the preceding sentence. If Sellers timely object to the computation, then Buyer and Sellers shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within 20 days after delivery of such written objection, then the matter shall be submitted to KPMG LLP (the “Neutral Auditor”). All fees and expenses relating to the work, if any, performed by the Neutral Auditor will be borne equally by Buyer and Sellers. The Neutral Auditor will deliver to Buyer and Sellers a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Buyer and Sellers, or their respective Affiliates) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive on the parties.
               (iv) Promptly following agreement on or delivery of the final, binding and conclusive computation setting forth the Actual Adjustment Amount, Buyer and Sellers shall account to each other as provided for in this Section 2.2(b)(iv). If the Estimated Adjustment Amount less the Actual Adjustment Amount is a positive number, then Sellers shall pay Buyer a cash payment equal to such excess as a decrease in the Purchase Price. If the Estimated Adjustment Amount less the Actual Adjustment Amount is a negative number, then Buyer shall pay Sellers a cash payment equal to such deficit as an increase in the Purchase Price. Any such excess or deficit payment shall be due and payable within 10 days after the final determination of the Actual Adjustment Amount pursuant to Section 2.2(b)(iii) and shall be paid in immediately available funds by wire transfer to an account designated by Buyer or Sellers, as applicable.
     2.3 Allocation of Purchase Price. The Purchase Price (including any liabilities that are considered to be an increase to the Purchase Price for federal income tax purposes) shall be allocated among the Assets in the manner agreed to by Sellers and Buyer, in accordance with the requirements of Code Section 1060 and based on the fair market value of the Assets as determined by arm’s length negotiations. Within 30 days after the Actual Adjustment Amount is finally determined pursuant to Section 2.2, Sellers will propose a Purchase Price allocation to Buyer, and the parties shall work in good faith to agree to the same. The parties agree to file (or cause to be filed) (i) all required federal Forms 8594, Asset Acquisition Statement under Section 1060, and (ii) all other Tax returns (including amended Tax returns and claims for refund) in a manner consistent with such allocation of the Purchase Price described in this Section 2.3, and to use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.
ARTICLE III
CLOSING
     3.1 Time and Place of Closing.
          (a) Generally. The purchase and sale provided for in this Agreement (the “Closing”) shall take place at the offices of Fennemore Craig, P.C., 3003 North Central Avenue, Suite 2600, Phoenix, Arizona 85012 at 9:00 a.m., local time, as promptly as practicable (but in any event within 10 Business Days) following the date on which the last of the conditions set forth in Article VIII and Article IX are fulfilled, satisfied or waived or at such other time or place as the parties shall agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing shall be effective for all purposes at 12:01, a.m., Eastern Time, on the date subsequent to the Closing Date. The parties shall use commercially reasonable efforts to cause the Closing to occur on or before September 30, 2006. At the Closing, the sale and conveyance of the Land and the assignment of the leases for the Leased Real Property shall be consummated through an escrow established at the Title Company, although actual payment of the Purchase Price allocable to the Land shall not be paid through the escrow (unless required to cure an Unpermitted Exception for which Sellers are obligated or have elected to cure).
          (b) Permit Transfer Issues. If, despite the parties’ commercially reasonable efforts, the Closing cannot occur as of the relevant date on account of Permit transfer issues or governmental approvals, and the parties are unable to consummate the Closing under an operating agreement mutually satisfactory to the parties, then with the mutual consent of Sellers and Buyer the aspects of the Business affected by such Permit or governmental approval may be carved out by way of an amendment to this Agreement (including an appropriate adjustment to the Purchase Price) and the Closing shall occur forthwith. The transfer of the affected aspects of the Business shall close as soon as practicable after the Closing when the Permit transfer issues are resolved or the governmental approvals are obtained, as the case may be.
     3.2 Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer, all duly and properly executed (where applicable):
          (a) subject to Section 3.8, Deeds conveying to Buyer indefeasible, fee simple title to each parcel of Land subject only to the Permitted Exceptions, in form and substance reasonably satisfactory to Buyer;
          (b) a Bill of Sale;

          (c) a sworn affidavit from each Seller stating, under penalty of perjury, that such Seller is not a “foreign person” as defined under Section 1445(f)(3) of the Code and other appropriate evidence or documents necessary to relieve Buyer of any obligation to withhold any portion of the Purchase Price under Section 1445(a) of the Code or any other withholding provision of any other Tax law;
          (d) a National Account subcontract substantially in the form of Exhibit D (the “National Account Subcontract”);
          (e) an Assignment, Assumption and Consent to Leased Real Property for each parcel of Leased Real Property, and an Estoppel Certificate (which may be included within the Assignment, Assumption and Consent to Leased Real Property) for each parcel of Leased Real Property (provided, however, that if any real estate lease does not require the owner of the Leased Real Property to provide estoppel certificates, and if Sellers cannot obtain an Estoppel Certificate from the owner through reasonable efforts, then Sellers shall not be required under this subsection to deliver an Estoppel Certificate with respect to such real estate lease);
          (f) a letter from Sellers’ (or their Affiliate’s) lenders confirming that all Blanket Liens on the Assets will be released concurrently with the Closing and that evidence thereof shall be delivered within 60 days following the Closing Date and evidence reasonably satisfactory to Buyer of satisfaction of all Encumbrances encumbering the Assets other than Permitted Exceptions; and
          (g) such other separate documents or instruments of sale, assignment, or transfer as Buyer shall reasonably request, including titles and registrations for the Rolling Stock.
     3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers, all duly and properly executed (where applicable):
          (a) the Purchase Price specified in Section 2.1(a), as adjusted as provided in Section 2.2, by wire transfer of immediately available funds to the account specified by Sellers;
          (b) the Buyer’s Assumption Agreements;
          (c) the National Account Subcontract;
          (d) the Assignment, Assumption and Consent to Leased Real Property and
          (e) such other separate documents or instruments of sale, assignment, transfer or assumption as Sellers shall reasonably request.
     3.4 Title Policies and Documents.
          (a) As soon as reasonably practicable after execution of this Agreement, Sellers shall provide Buyer with (i) a complete legal description and/or tax parcel numbers for each parcel of the Land, (ii) for each parcel of Land, a copy of any title policy, title commitment or any certificate of title that Sellers possess, evidencing title to each parcel of Land as of the date of the applicable certificate, commitment or policy, and (iii) complete and legible copies of all instruments and documents affecting title to the Land that Sellers possess.
          (b) Promptly thereafter and based on the legal descriptions and/or tax parcel numbers provided, Sellers shall cause the Title Company to issue one or more Title Commitments for standard owner’s title insurance insuring fee simple title in the name of Buyer for the Land. Buyer shall cause the Title Company to deliver to Sellers duplicate copies of Title Commitments and Schedule B items thereto. In addition, within two Business Days after receipt of a written request from Buyer, Sellers will execute and deliver authorizations that may be sent by Buyer to governmental and other public authorities that authorize such authorities to reveal to Buyer all information, if any, in any files the authorities have on the Land, or any part thereof, provided such authorizations do not authorize or request inspections with respect to the Land in each case to the extent such authorizations are required of Sellers. All costs attributable to the issuance of the Title Commitments, endorsements, modifications, title searches, title policies, or new title opinions ordered in accordance with the foregoing shall be borne by Buyer. Sellers agree at their cost to execute all customary affidavits, in reasonable form, and other reasonable documents, in order to obtain any title opinions or title policies, including a “non-imputation” endorsement, if available, to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed “facts known to the insured” for purposes of the policies.
          (c) The value of the Land for title insurance, transfer tax, documentary stamps and other relevant purposes will equal the fair value of each parcel as determined by the relevant governmental assessor, as adjusted by the multiplier covering such assessor, as determined by Deloitte & Touche, LLP.
     3.5 Title Review/Permitted Exceptions. Buyer shall have 10 days after receipt of (i) all of the Title Commitments and title searches ordered by Sellers in accordance with Section 3.4(b), (ii) complete and legible copies of items listed as exceptions to title on the Title Commitments or title searches and (iii) a Survey for each tract of Land, to notify Sellers in writing of any Unpermitted Exceptions. Sellers shall have 10 days after notice of any Unpermitted Exception is delivered by Buyer within which Sellers shall deliver notice to Buyer in writing as to whether Sellers elect to cure, or insure around at Sellers’ expense, any such matter; provided, however, that Sellers shall be required to cure at Sellers’ expense any monetary Unpermitted Exception (i.e., an exception which can be deleted as an exception upon the delivery of sufficient funds to the Title Company) at or prior to Closing. Except with respect to a monetary Unpermitted Exception, failure to notify Buyer in writing within such period of their election to cure or insure around shall be deemed Sellers’ election not to cure or insure around. Buyer shall have 10 days following receipt of Sellers’ notice or deemed notice electing not to cure or insure around in which to (a) elect to waive its objection to any Unpermitted Exception that Sellers do not elect to cure or insure around, (b) remove the Land subject to the Unpermitted Exception from the Assets, which shall result in a mutually-agreeable reduction of the Purchase Price, or (c) terminate this Agreement in accordance with Article XII, but only if the existence of the Unpermitted Exception and the removal of the Land pursuant to clause (b) would result in a Material Adverse Change if the rights, benefits or privileges under such title exception(s) are asserted or enforced. If Buyer fails to notify Sellers in writing of Buyer’s election within such

10-day period, Buyer shall be deemed to have elected to proceed in accordance with clause (a) of the preceding sentence.
     3.6 Surveys. As soon as reasonably practicable after execution of this Agreement, Sellers shall deliver to Buyer any surveys of the Land, or any part thereof, that Sellers possess. In addition, Sellers shall cause a survey to be prepared by the Surveyor and the costs and expenses thereof shall be borne by Buyer. Sellers shall deliver to Buyer a duplicate copy of any survey that Sellers receive. For purposes of this Agreement, any survey that satisfies the Title Company in connection with the issuance of the Title Policy shall be referred to as a “Survey”.
     3.7 Prorations and Charges. All Taxes relating to the Land for any tax year prior to the real estate tax year in which the Closing occurs shall be paid in full by Sellers on or before the Closing Date or an amount sufficient to fully discharge the same shall be deposited in escrow with the Title Company for payment to the relevant Tax authority. Real property Taxes for the current tax year shall be prorated between Sellers and Buyer as of the Closing Date on a daily, pro-rata basis based upon the latest available estimates of the amount thereof or the actual amount of such Taxes. If the pro rata amounts are not known as of the Closing Date, adjustments shall be made post-Closing at such time as they are known to the parties. Buyer and Sellers shall each pay one-half of the escrow fees and cancellation fees to the Title Company. The following costs shall be paid by Buyer: (a) all costs attributable to the issuance of the Title Commitments and any amendments or modifications thereto, endorsements, title searches and title policies ordered in accordance with Section 3.4(b); (b) the costs and expenses of the Survey pursuant to Section 3.6; and (c) documentary, transfer or stamp fees and other customary Closing costs, such as recording fees.
     3.8 Post-Closing Title and Survey Work. Notwithstanding anything in this Agreement to the contrary, if as of the Closing Date, through no fault of Buyer, (a) the Title Company is not prepared to issue title insurance, and/or (b) Buyer has not had the time permitted under Section 3.5 to review Title Commitments or title searches, title exception documents and Surveys, and/or (c) Buyer has not obtained a Survey, then Buyer shall have the right, in its sole discretion, to either (i) elect to close under this Agreement, provided Sellers agree in writing at the Closing to provide such missing items promptly after the Closing; or (ii) delay the Closing with respect to such parcel of Land only and close with respect to such Land when the missing items are obtained and approved by Buyer in accordance with this Agreement, with (x) Buyer and Sellers to execute an agreement at Closing regarding the delay of payment of the Purchase Price attributable to such Land and the use of such Land by Buyer until the extended Closing Date, and (y) the representations, warranties and covenants of Seller with respect to the applicable Land continuing until the extended Closing Date.
     3.9 Condemnation or Casualty. If prior to Closing, the Land or any part thereof is subject to an eminent domain or condemnation proceeding or any improvement thereon is damaged by fire, flood or other casualty, Sellers shall give written notice thereof to Buyer, and Buyer shall be entitled, contingent upon the Closing occurring, to any condemnation award or insurance proceeds resulting from any such event. At the Closing Sellers shall execute and deliver all documents reasonably requested of Buyer to effectuate such assignment. The assignment of a condemnation award or insurance proceeds shall be Buyer’s sole remedy as a result of the occurrence of any of the foregoing events, and all risk of collection with respect thereto shall be on Buyer and not Sellers.
     3.10 Stay-On Bonuses. Sellers shall make payments (the “Stay-On Bonuses”) under Retention Bonus Agreements in substantially the form of Exhibit E (the “Retention Bonus Agreements”) in accordance with the terms of such agreements and as set forth on Schedule 3.10.
ARTICLE IV
POST CLOSING COVENANTS
     4.1 Removal of Identification. Within three months after the Closing, Buyer shall remove from the Assets or otherwise conceal all visible usage of the Retained IP.
     4.2 Further Assurances. From time to time on and after the Closing and without further consideration except as provided in this Agreement, the parties shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the Transactions. Sellers, also without further consideration, agree to cooperate with Buyer and to use their reasonable commercial efforts to have their officers and employees cooperate on and after the Closing Date in furnishing to Buyer or its advisors (a) information requested by Buyer with respect to the Assets and the Business, (b) information, evidence, testimony, and other assistance in connection with obtaining all necessary Permits and approvals and in connection with any third party actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date and (c) updated loss-claims related to the Business with respect to periods prior to the Closing Date and any resolution thereof; provided, however, that this obligation shall not apply to disputes among the parties, and that Sellers shall not be required to expend any sum of money toward that end beyond reasonable and typical overhead expenditures and outside counsel fees and costs. Buyer, also without further consideration, agrees to cooperate with Sellers and to use its reasonable commercial efforts to have its officers and employees cooperate on and after the Closing Date in furnishing to Sellers information, evidence, testimony, and other assistance (including reasonable access to the Assets, including the Land and the Leased Real Property) in connection with any third party actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date; provided, however, that this obligation shall not apply to disputes among the parties, and that Buyer shall not be required to expend any sum of money toward that end beyond reasonable and typical overhead expenditures and outside counsel fees and expenses.
     4.3 Billing, Cash Processing and Scale Software (TRUX) Services. For a period of up to 60 days following the Closing Date, at the request of Buyer, Sellers shall perform the billing, cash processing and scale software (TRUX) services relating to the Business for Buyer’s account and without additional consideration to Sellers. Sellers agree to perform the billing, cash processing and scale software (TRUX) services in accordance with past practices of Sellers. All payments made to Sellers on behalf of Buyer after the Closing and relating to the Assets shall be deemed to be the property of Buyer. The parties agree that after the Closing they will transfer and deliver to the other, from time to time and at least once per week, any cash, checks or other property that they may receive on or after the Closing which properly belongs to the other party. During such 60-day period, Buyer shall reimburse Sellers for their and their Affiliates’ reasonably documented out-of-pocket and internal costs in providing the services pursuant to this Section 4.3.
     4.4 Blanket Lien Releases. The Assets are encumbered by blanket liens in favor of various lenders to Sellers’ Affiliates (the “Blanket Liens”), all of which liens will be released concurrently with the Closing. Within 60 days after the Closing Date, Sellers shall deliver evidence to Buyer of the release of any security interests reflecting such Blanket Liens.
     4.5 Uniform Rental Agreement. Beginning on the first day of the first month following Closing and continuing on a month-to-month basis thereafter for the earlier of 12 months or the date Allied Waste Industries, Inc. — Southeast Region terminates the Uniform Contract, Buyer shall rent uniforms for the Business pursuant to that certain Cintas Corporation Multiple Location Rental Account Agreement, dated April 16, 2001, between Cintas Sales Corporation (“Cintas”) and Allied Waste Industries, Inc. — Southeast Region (the “Uniform Contract”). Buyer’s obligation to rent uniforms under the Uniform Contract shall extend to 4,950 uniforms (the “Minimum Uniforms”). Buyer may, but is not obligated to, rent uniforms under the Uniform Contract for more than the Minimum Uniforms. The rental expense and other terms for the uniform rental by Buyer shall not differ from the rental expense and other terms provided to Sellers under the Uniform Contract in effect as of the date of this Agreement. Notwithstanding anything to the contrary contained herein, if Cintas does not provide uniforms to Buyer (after Closing) in accordance with the terms of the Uniform Contract, Buyer shall not be required to pay Sellers for the uniforms that were not provided. Within 15 days following the end of each calendar month (beginning after the second calendar month following the Closing Date), Sellers shall provide Buyer with an invoice, including appropriate supporting documentation in reasonable detail, setting forth the charges for applicable uniform rentals for the Business during the previous calendar month. Buyer shall pay each invoice received from Sellers no later than 30 days after receipt of such invoice.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article V: (a) except as set forth in the Disclosure Schedules, are correct and complete as of the date of this Agreement; (b) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to supplements to the Disclosure Schedules as provided in Section 7.7, and except for those representations and warranties that, by their terms or nature, speak as of a specific date that is not the Closing Date; and (c) shall survive the Closing in accordance with Section 11.1. Each matter referred to in any Disclosure Schedule shall be deemed to have been disclosed for all relevant purposes in all other parts or sections of all other Disclosure Schedules.

     5.1 Organization; Authority; Ownership.
          (a) Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and is duly authorized, qualified and licensed under all Applicable Laws to carry on the Business in the places and in the manner in which the Business is presently conducted, except for where the failure to be so authorized, qualified and licensed would not have a material adverse effect on the Business.
          (b) Each Seller has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to consummate the Transactions and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
     5.2 Binding Effect. At or before the Closing, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers will be within their respective corporate or limited liability company powers and will have been approved by all requisite action of Sellers, and no other proceedings on the part of Sellers will be necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Sellers of the Transactions and the performance of their obligations under this Agreement and the Ancillary Agreements to which they are parties. This Agreement has been, and upon delivery, the Ancillary Agreements to which they are parties will be, duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes and will constitute the valid and legally binding agreement of Sellers enforceable against Sellers in accordance with their respective terms.
     5.3 Permits. Sellers have all material Permits necessary to enable them to own the Assets and conduct the Business as currently conducted. To Sellers’ knowledge, except as set forth on Schedule 5.3, Sellers are and have been in material compliance with the terms and conditions of all Permits and all of the Permits are now valid, in good standing and in full force and effect. Sellers shall not undertake, following the Closing, any challenges to the Permits or applications for Permits.
     5.4 Assets; Personal Property.
          (a) Except for (i) the items listed on Schedule 5.4(a) and (ii) the Excluded Assets, the Assets include all the material properties, assets, rights, licenses, permits and contracts, wherever located (including any items located on a customer’s site), whether tangible or intangible, real, personal or mixed, that are currently used, owned by, leased by or in the possession of Sellers principally in connection with the Business.
          (b) All of the Assets are either owned by Sellers or leased by Sellers under an agreement set forth on Schedule 5.4(b) (the “Assumed Leases”). To Sellers’ knowledge, each Assumed Lease is in full force and effect and constitutes valid and binding obligations of the parties thereto and their successors. To Sellers’ knowledge, no default has occurred nor has there occurred an event or condition that with the passage of time or the giving of notice (or both) would constitute a default by Sellers or any other party to any Assumed Lease.

          (c) At the Closing, Sellers shall have good and marketable title to the owned Assets and enforceable leasehold interest in the leased Assets, free and clear of all Encumbrances other than Permitted Exceptions and the Blanket Liens that will be released as provided in Section 4.4. By virtue of the grant, conveyance, sale, transfer, and assignment of the Assets under the Deeds and the Bill of Sale, Buyer shall receive good and marketable title to the Assets, free and clear of all Encumbrances other than Permitted Exceptions and Blanket Liens that will be released as provided in Section 4.4.
     5.5 Real Property.
          (a) Except as shown on the Title Commitments, Sellers have good and valid title in fee simple to the Land and a valid leasehold interest in the Leased Real Property, and at Closing good and valid fee simple title to the Land and a valid leasehold interest in the Leased Real Property shall be conveyed to Buyer free of all Encumbrances, subject to the Permitted Exceptions.
          (b) Except as set forth on Schedule 5.5(b):
               (i) There are no Proceedings pending and brought by, or to Sellers’ knowledge, threatened by, any third Person that would result in a change in the allowable uses of the Land or the Leased Real Property or that would modify the right of Buyer to use the Land or the Leased Real Property for its current uses after the Closing Date.
               (ii) Except for Permitted Exceptions, no Person except Sellers has a present or future right to possession or occupancy or use of all or any part of the Land.
               (iii) There are no Proceedings (including condemnation or eminent domain proceedings) pending or, to Sellers’ knowledge, threatened against all or any part of the Land.
               (iv) Sellers have not received any written notice of (A) any violation of any applicable zoning ordinance, building code, use or occupancy restriction, covenant, condition or restriction of record or any other violation of applicable law relating to the Land, the Leased Real Property or the improvements thereon or (B) any pending special assessments affecting all or any part of the Land (except as shown on the Title Commitments) or the Leased Real Property.
               (v) To Sellers’ knowledge, there are no unrecorded contracts, leases, easements or other agreements or claims of third parties affecting the use, title, occupancy or development of the Land, and no Person has any right of first refusal, option or the right to acquire, lease or otherwise use all or any part of the Land.
               (vi) To Sellers’ knowledge, no fact or condition exists which will result in the termination, restriction or modification of any currently existing access to or from the Land or the Leased Real Property and any public rights of ways and roads.
          (c) No Seller is a “foreign person” as the term is defined in Section 1445 of the Code and any applicable regulations promulgated thereunder.

     5.6 Contracts.
          (a) Listed on Schedule 5.6 is a complete and accurate list of all (i) Customer Contracts that accounted for annual revenues in excess of $100,000 during the 12 months ended May 31, 2006 (“Material Customer Contracts”), (ii) Employee Contracts, and (iii) contracts to which Sellers are parties and by which the Assets are affected or bound (the “Other Contracts”) which: (A) are franchise agreements with a municipality or any governmental branch, agency or body; (B) relate to the ownership or use of real property (including the Land and the Leased Real Property); (C) relate to the purchase or lease of any fixed asset with respect to the Business, whether or not such purchase or lease was made in the ordinary course of business, for an aggregate price in excess of $100,000 in any 12 month period; (D) contain a covenant or agreement limiting the freedom of any of the parties thereto to compete in any line of business or in any location; or (E) have payment obligations (whether to or by Sellers) in excess of $100,000 in any 12 month period, in each case as of the date of this Agreement. True and complete copies of each such contract have been made available to Buyer. The disclosure of a contract on Schedule 5.6 shall not constitute a representation that such contract satisfies one or more of the foregoing criteria.
          (b) To Sellers’ knowledge, and except as set forth in Schedule 5.6, all Material Customer Contracts, Employee Contracts and Other Contracts are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions. To Sellers’ knowledge, no default has occurred nor has there occurred an event or condition which with the passage of time or the giving of notice (or both) would constitute a default by Sellers or any other party to any such contract. Except as set forth on Schedule 5.6, Sellers have not received any written notice that any Person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Material Customer Contract, Employee Contract and Other Contract.
     5.7 Employees; Compensation.
          (a) Attached as Schedule 5.7 is a complete and accurate list of (i) all Business Employees, (ii) their rate of compensation as of the date of delivery of the Disclosure Schedules, (iii) any bonus, incentive or compensation plans (other than plans subject to ERISA) in which they participate, (iv) any vacation plans, including accruals thereunder, and (v) any severance plans, agreements, arrangements or obligations relating to any such employee, including any amounts owed to any such employee thereunder as of the Closing Date or arising out of or in connection with the consummation of the Transactions or the performance of the parties’ respective obligations under this Agreement and the Ancillary Agreements.
          (b) Except (i) as otherwise contemplated by this Agreement or the Ancillary Agreements, (ii) as set forth on Schedule 5.7, and (iii) for employees governed by Employee Contracts, each Business Employee is an employee at will.
     5.8 Compliance with Law; No Conflicts.
          (a) Except as set forth in Schedule 5.8(a): (i) to Sellers’ knowledge, the Business is being operated in compliance in all material respects with all Applicable Laws; (ii)

Sellers are not involved in any litigation or administrative proceeding relating to the Assets or the Business seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws or Permits; and (iii) to Sellers’ knowledge there is no pending investigation or other form of review relating to Sellers (with respect to the Business) or the Assets with respect to any Applicable Law or Permit.
          (b) Except as set forth in Schedule 5.8(b), the execution, delivery and performance of this Agreement, the Ancillary Agreements, the consummation of the Transactions and the fulfillment of the terms of this Agreement and the Ancillary Agreements by Sellers do not and will not:
               (i) conflict with, or result in a breach or violation of the Certificate of Incorporation or Articles of Organization and Bylaws or Operating Agreement of Sellers;
               (ii) to Sellers’ knowledge, conflict with, or result in the creation or imposition of any Encumbrance on the Assets or Business pursuant to: (A) any Applicable Law to which Sellers or any of their respective properties are subject, or (B) any judgment, order or decree to which Sellers are bound or any of their respective property is subject; or
               (iii) except for the notices, consents or approvals required under any Material Customer Contracts, Employee Contracts and Other Contracts required to be listed on Schedule 5.6, the Permits and the Assumed Leases (collectively, the “Required Consents”), (A) require Sellers to provide notice to, or obtain the consent or approval of, any governmental authority or agency or other third Person, (B) constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which a Seller is entitled under such Material Customer Contracts, Employee Contracts Other Contracts, Permits or Assumed Leases or (C) result in the creation or imposition of any Encumbrance on any Asset.
          (c) All of the Required Consents are listed on Schedule 5.8(c).
     5.9 Taxes. Except as set forth on Schedule 5.9, with respect to the Business:
          (a) Sellers, either separately or as members of an Affiliated Group, have completed and timely filed all Tax Returns required to be filed with any Tax authority, and have paid (or have had paid on their behalf) all Taxes shown as due and payable thereon. Such Tax Returns reflect all Taxes due and payable with respect to the periods covered by them. There is no Tax Return filed by Sellers, either separately or as a member of an Affiliated Group, and there are no outstanding assessments or Taxes otherwise due for any Pre-Closing Period, that will result, on or after the Closing Date, in any Taxes or other governmental charges upon the Assets or Buyer, whether as a transferee of the transferred assets or otherwise. There are no Encumbrances for Taxes on any of the Assets other than Encumbrances for Taxes not yet due and payable.
          (b) There is no actual pending or, to Sellers’ knowledge, threatened or expected claim, audit, investigation, dispute or other proceeding concerning any Taxes of Sellers that will result in a claim against any of the Assets.

     5.10 Litigation. Except as set forth on Schedule 5.10, (a) there are no Proceedings pending or, to Sellers’ knowledge, threatened, against Sellers relating to the Assets or the Business or that could interfere with the consummation of the Transactions, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority and (b) there are no existing orders, judgments or decrees of any governmental or private authority affecting any of the Assets or the Business.
     5.11 Financial Statements. Sellers have set forth in Schedule 5.11 true and complete copies of (a) the internal, unaudited, compiled balance sheets of Sellers relating to the Business and the Assets as of May 31, 2006 (the “Balance Sheet Date”), and the related internal, unaudited statements of income for the 12 months then ended (collectively, “Sellers’ Financial Statements”). Sellers’ Financial Statements are the financial statements used by Sellers to operate the Business, except that they do not include all intercompany transactions. Except as provided in Schedule 5.11, Sellers’ Financial Statements were prepared in accordance with GAAP, but because the Business are part of a larger organization, Sellers’ Financial Statements omit certain corporate level adjustments for assets, accruals or charges that would be required to be recorded if Sellers’ Financial Statements were prepared on a stand alone entity basis, including those set forth on Schedule 5.11. Sellers’ Financial Statements fairly present in all material respects the financial position of Sellers relating to the Business and Assets as of the dates thereof and the results of Sellers’ operations for the periods then ended.
     5.12 Conduct of Sellers’ Business. Since the Balance Sheet Date, except as disclosed on Schedule 5.12 or as contemplated by this Agreement, there has not been any:
          (a) sale or transfer of, or any agreement to sell or transfer, any of the Assets, or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the Assets, or requiring consent of any Person to the transfer and assignment of any of the Assets, in each case other than in the ordinary course of business;
          (b) waiver of any material rights or claims of Sellers related to the Assets;
          (c) material breach, amendment or termination of any Material Customer Contract, Employee Contract, Other Contract, Permit, Assumed Lease or Permit;
          (d) material transaction by Sellers outside the ordinary course of business with respect to the Assets or the Business; or
          (e) action by Sellers committing to do any of the foregoing.
     5.13 Environmental Compliance; Hazardous Materials; Disposal Sites.
          (a) Except as set forth in Schedule 5.13(a), to Sellers’ knowledge:
               (i) Since January 1, 2003, Sellers have never owned, leased, had an interest in, generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, Hazardous Materials or solid waste in connection with the Business, except in material compliance with all Environmental Laws;

               (ii) Since January 1, 2003, there have been no Releases of any Hazardous Materials into the environment or onto, under or about the Land in connection with the Business, except in compliance with all Environmental Laws;
               (iii) No portion of the Land is on a CERCLA or similar state or federal list and no Seller has been advised that it is a potentially responsible party with respect to the Assets; and
               (iv) No Encumbrances with respect to Environmental Damages have been imposed against Sellers (insofar as they relate to any of the Assets) or any of the Assets under CERCLA, any comparable state statute or other Applicable Law.
          (b) Except as set forth in Schedule 5.13(b), with respect to the Business, no Seller has received any written notice or other written communication from any federal, state or local governmental or regulatory authority or unaffiliated third Person alleging or relating to the investigation of any alleged (i) material violation of Environmental Law or (ii) material liability or potential liability for any Environmental Damages, other than those that have been fully resolved without further liability or obligation to Sellers.
          (c) Included on Schedule 5.13(c) is a complete list of the names and addresses of all disposal sites (including Hazardous Materials disposal sites) used currently or in the past by Sellers in connection with the Business.
     5.14 Corrupt Practices. Except in compliance with all Applicable Laws, neither Sellers nor any of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, representatives or agents of any customers of the Business for the purpose of attracting business or (b) with respect to the Business, any domestic governmental official, political party or candidate for government office or any of their employees, representatives or agents.
     5.15 Accounts Receivable. All Accounts Receivable represent, or will represent as of Closing, valid obligations from sales actually made or services actually performed by Sellers in the ordinary course of business, except that the Accounts Receivable may include certain pre-billed services. To Sellers’ knowledge, no Account Receivable is subject to a valid defense, set-off or counterclaim.
     5.16 Affiliates’ Relationships.
          (a) Schedule 5.16 contains an accurate and complete list of all material contractual arrangements between Sellers and any Affiliate thereof that (i) are currently in effect and (ii) relate to the Assets.
          (b) No Affiliates of Sellers other than Sellers are presently engaged in business activities in the Area.
     5.17 Performance Bonds; Letters of Credit; Financial Assurances. Set forth on Schedule 5.17 are all of the outstanding performance bonds, letters of credit and other financial assurances provided by or on behalf of Sellers with respect to the Assets.

     5.18 Employment and Labor Matters.
          (a) Except as set forth in Schedule 5.18, with respect to the Business, Sellers are not a party to (i) any collective bargaining agreement, (ii) any material agreement respecting the employment of any Business Employee other than the Employee Contracts, or (iii) any material agreement for the provision of consulting or other professional services which is not cancelable without penalty on less than 30 days’ notice.
          (b) Except as set forth in Schedule 5.18, within the last five years Sellers have not experienced any material labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business.
          (c) Except to the extent set forth in Schedule 5.18, with respect to the Business, (i) there is no unfair labor practice charge or complaint against Sellers pending or, to Sellers’ knowledge, threatened; (ii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Sellers’ knowledge, threatened against or affecting Sellers nor any secondary boycott with respect to services of Sellers; (iii) no question concerning representation has been raised to Sellers or, to Sellers’ knowledge, is threatened respecting the Business Employees; and (iv) there are no administrative charges, court complaints or written threatened complaints against Sellers concerning alleged employment discrimination or other employment related matters pending or, to Sellers’ knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any other governmental entity.
     5.19 No Other Representations. Sellers are not making any representations or warranties, expressed or implied, of any nature whatsoever except as specifically set forth in this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers that the statements contained in this Article VI: (a) except as set forth in the Disclosure Schedules, are correct and complete as of the date of this Agreement; (b) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI), except for those representations and warranties that, by their terms or nature, speak as of a specific date that is not the Closing Date; and (c) shall survive the Closing in accordance with Section 11.1.
     6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, qualified and licensed under all Applicable Laws to carry on the Business in the places and in the manner in which the Business are presently conducted, except for where the failure to be so authorized, qualified and licensed would not have a material adverse effect on the Business.
     6.2 Authority. Buyer has all necessary power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions and perform its obligations under this Agreement and the Ancillary Agreements.

     6.3 No Conflicts. The execution, delivery and performance of this Agreement, the Ancillary Agreements, the consummation of the Transactions and the fulfillment of the terms of this Agreement and the Ancillary Agreements by Buyer do not and will not:
          (a) conflict with, or result in a breach or violation of the Certificate of Incorporation or Bylaws of Buyer, or result in the creation or imposition of any Encumbrance on any properties of Buyer pursuant to: (i) any law or regulation to which either Buyer or any of its property is subject, or (ii) any judgment, order or decree to which either Buyer is bound or any of its property is subject; or
          (b) require Buyer to provide notice to, or to obtain the consent or approval of, any governmental authority or agency or any other third Person.
     6.4 Binding Effect. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer are within its powers and have been approved by all requisite action of Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements, the consummation by Buyer of the Transactions and the performance of the parties’ respective obligations under this Agreement and the Ancillary Agreements. This Agreement has been, and upon delivery, the Ancillary Agreements will be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Sellers, constitutes and will constitute the valid and legally binding agreement of Buyer enforceable against Buyer in accordance with their respective terms.
     6.5 Independent Investigation. Buyer has conducted an independent investigation of the Assets and the Business. Buyer acknowledges that, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (i) THE ASSETS AND THE BUSINESS ARE CONVEYED “AS IS, WHERE IS” AND “WITH ALL FAULTS,” AND (ii) SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER RELATING TO THE ASSETS OR THE BUSINESS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). As of the date of this Agreement, Buyer is not aware of any breach of the representations or warranties made by Sellers in Article V.
ARTICLE VII
COVENANTS
     7.1 Access to Land and Records; Due Diligence Period.
          (a) After the date of this Agreement, Sellers will afford to or obtain for the officers and authorized representatives of Buyer reasonable access to the Land (including for the purpose of permitting Buyer to perform or cause to be performed, at Buyer’s sole risk and expense, all testing, inspections and other procedures reasonably considered desirable by Buyer), the Leased Real Property, the Assets, sites, and the books and records of Sellers related to the Business, all upon reasonable notice and conducted at times agreed to by Sellers, which agreement shall not be unreasonably withheld. Without limiting the generality of the foregoing, Buyer shall have the right to conduct Phase I environmental investigations of the Land and the right to conduct Phase II environmental investigations of the Land if the results of the Phase I environmental investigations indicate that a Phase II investigation is necessary or desirable. In the event that Buyer concludes that a Phase II environmental investigation of the Land is necessary or desirable, Sellers will allow access to Buyer and its consultants to the Land for the purposes of conducting such an investigation. Such access shall be granted in accordance with an access agreement to be agreed upon by the parties.
          (b) Between the date of this Agreement and the Closing or the earlier termination of this Agreement, Sellers shall furnish Buyer with such additional financial and operating data and other information as to the Business as Buyer may from time to time reasonably request, whether such information is in the possession of Sellers or any of their Affiliates.
          (c) Between the date of this Agreement and the Closing or the earlier termination of this Agreement, Sellers shall use commercially reasonable efforts to cooperate with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other materials that may be reasonably required by any governmental agency. The parties shall cause all information obtained in connection with the negotiation of this Agreement to be treated as confidential in accordance with the provisions of Article XIII.
          (d) All access and testing shall be coordinated with Sellers, and Buyer and its agents and employees shall not enter the Land and perform inspections or meet with employees unless accompanied by a representative of Sellers. Sellers shall have the right to delay access or testing until such time that the access or testing, in the reasonable judgment of Sellers, will not materially interfere with the operations of the Business. Sellers shall have the right to require that access and testing be conducted on weekends or after hours, and shall have the right to limit access to employees to only those that are designated by Sellers.
          (e) Buyer agrees to return the Land and the Leased Real Property to its condition as of the date of this Agreement to the extent there are any alterations to the Land or the Leased Real Property attributable to its exercise of its rights pursuant to this Section 7.1, and Buyer shall indemnify and save harmless Sellers from all costs of returning the Land and the Leased Real Property to such condition. If Buyer does not promptly perform such work, Sellers shall have the right to perform, or cause to be performed, such work and to obtain reimbursement for the costs of such work (including legal and consulting fees) from Buyer, which costs shall be payable by Buyer to Sellers upon demand.
     7.2 Activities of Sellers Prior to Closing. Between the date of this Agreement and the Closing or the earlier termination of this Agreement, Sellers shall:
          (a) carry on the Business in the ordinary and usual course consistent with past practice; provided, however, that Sellers shall have no obligation to purchase any vehicles pursuant to this Section 7.2 or otherwise;

          (b) maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;
          (c) use commercially reasonable efforts to maintain their relationships with suppliers, customers, consultants, employees, independent contractors, government agencies, communities and others having business relations with Sellers in the operation of the Business, and promptly notify Buyer of the loss of any customer or group of customers material to the Business;
          (d) use commercially reasonable efforts to provide balance sheets and the related statements of income for the Business for each month following the date of this Agreement; and
          (e) provide all commercially reasonable assistance to Buyer to provide for an orderly transfer of the Assets and the Business from Sellers to Buyer.
     7.3 Prohibited Activities Prior to Closing. Between the date of this Agreement and the Closing or earlier termination of this Agreement, except as contemplated by this Agreement, Sellers shall not (as its relates to the Business), without the prior written consent of Buyer, which consent will not be unreasonably withheld:
          (a) engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Sellers in this Agreement to be untrue or result in a breach of any covenant made by Sellers in this Agreement;
          (b) amend the current recycling contract with Miami-Dade County or enter into a new recycling contract with Miami-Dade County, except on terms materially consistent with the bid package previously submitted by Sellers to Miami-Dade County;
          (c) breach, amend (except in the ordinary course of business) or terminate any material Assumed Lease, Permit, Material Customer Contract (excluding the recycling contract with Miami-Dade County), Employee Contract or Other Contract;
          (d) enter into any transaction outside the ordinary course of the business of Sellers or otherwise prohibited under this Agreement;
          (e) sell, transfer, lease or otherwise dispose of any Assets, other than in the ordinary course of business; provided, however, that the foregoing restriction shall not prevent Sellers from selling scrap containers that have no net book value on Sellers’ Financial Statements;
          (f) except in the ordinary course of business, cause or, except in the ordinary course of business, permit to exist any Encumbrance, covenant, condition, restriction, assessment, easement, right of way, obligation, encroachment or liability (“Title Defect”) whatsoever with respect to the Land or the Leased Real Property;

          (g) materially change or increase any compensation payable to, or benefits made available to, any Business Employees, except to the extent required by law or in the ordinary course of business consistent with past practice;
          (h) except in the ordinary course of business, relinquish, or seek to modify or amend any substantive term of, any Permit, other than in the ordinary course of business consistent with the past practice of the Business; or
          (i) agree to do any of the foregoing.
     7.4 Contact with Government Officials and Customers. Sellers shall use their commercially reasonable efforts to cooperate with Buyer in making contact with the appropriate governmental agencies and officials having information about or jurisdiction over Sellers, the Business, the Land, the Leased Real Property, the Assets or the obligations or rights of Sellers, including environmental and land use agencies and officials, to assist Buyer in completing its regulatory evaluation of the Business and the Assets and securing any consents necessary to transfer the Permits or in securing new permits. Buyer and Sellers shall use commercially reasonable efforts to obtain before Closing all consents necessary to transfer the Permits (or Buyer will use commercially reasonable efforts to obtain new permits for any non-transferable Permits), the Customer Contracts and the Assumed Leases to Buyer at the Closing. Buyer acknowledges and agrees that it shall not contact the Business Employees regarding the acquisition of the Business by Buyer and the treatment of such Business Employees in connection therewith, or any customers; in each case until the Closing.
     7.5 Public Announcements. Except as otherwise required by Applicable Law or the rules of the New York Stock Exchange or the Nasdaq Stock Market, the parties agree that: (a) except as provided below, no press release or other written communication shall be issued by Sellers, on the one hand, or Buyer, on the other hand, which makes reference in any way to the other party; (b) no press release or other written communication shall be issued by Sellers, on the one hand, or Buyer, on the other hand, containing information regarding this Agreement or the Transactions (including the fact that the Transactions are being discussed or the terms of the Transactions) without the prior written approval of both Sellers and Buyer, which approval may not be unreasonably withheld. The parties shall consult with each other concerning the means by which Sellers’ employees, customers and suppliers and others having dealings with Sellers will be informed of the Transactions. Nothing in this Section 7.5 shall restrict Buyer’s ability to contact the parties listed in Section 7.4 who are permitted to be contacted pursuant to Section 7.4 with respect to the Transactions.
     7.6 Standstill Agreement. Unless and until this Agreement is terminated pursuant to Article XII without the Closing having taken place, Sellers will not directly or indirectly (through a representative, agent, employee or otherwise) solicit or accept offers for the Assets or the Business or for a merger, stock sale, consolidation or other business combination involving the Assets or the Business, or respond to inquiries from, provide or share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have expressed an interest in acquiring the Assets or the Business by merger, stock sale, consolidation or other business combination.

     7.7 Supplements to Sellers’ Schedules. From time to time prior to the date five days prior to Closing, Sellers may supplement and update any of Sellers’ Disclosure Schedules delivered pursuant to this Agreement to make the information set forth therein complete and accurate, so long as such supplement or update does not disclose any event, fact or condition that, individually or in the aggregate, could result in Material Adverse Change. In the event such supplement or update discloses an event or condition that could result in Material Adverse Change, then Buyer may terminate this Agreement under Section 9.6.
     7.8 Employees and Employee Benefits.
          (a) Effective as of the Closing Date, Buyer shall offer employment to all Business Employees who on the Closing Date are actively at work and meet Buyer’s standard hiring criteria unless Buyer notifies Sellers that it does not intend to hire one or more Business Employees at least 30 days prior to the Closing Date (each, an “Active Employee”). For purposes of this Agreement, any Business Employee who is not actively at work on the Closing Date solely because of vacation, holiday, sick leave, maternity or paternity leave, military leave, jury duty, or bereavement leave, shall be deemed an Active Employee. Each Business Employee who accepts Buyer’s offer of employment is referred to as a “Transferred Employee.”
          (b) Sellers shall retain sole responsibility for all obligations, claims, liabilities and commitments under Sellers’ Plans and compensation practices, including severance benefits, if any, payable to Business Employees as a result of the Transactions and accrued vacation benefits, if any. Sellers shall retain all liabilities and obligations to Business Employees and their eligible dependents in respect of health insurance required by the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and applicable state law.
          (c) Buyer agrees to use commercially reasonable efforts to cooperate with and assist Sellers in eliminating the need for Worker Adjustment and Retraining Notification Act (the “WARN Act”) notifications by offering employment to sufficient numbers of Business Employees in accordance with the following sentence. Such offers of employment will be subject to each such Business Employee satisfying Buyer’s standard hiring criteria, including drug testing, background check and driver safety criteria. To further assist in avoiding WARN notification requirements, Buyer will retain sufficient numbers of Business Employees hired pursuant to the preceding sentence for at least 90 days following the Closing unless terminated earlier for cause. If notwithstanding Buyer’s compliance with the preceding provisions of this Section 7.8(c) WARN notification is nonetheless required, Sellers agree to provide any required notice under the WARN Act, and any similar state or non-U.S. Applicable Law, and to otherwise comply with any such applicable law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or any similar state or non-U.S. Applicable Law) or group termination or similar event affecting Business Employees occurring prior to or as a result of the consummation of the Transactions.
          (d) All Business Employees who are employed by Buyer from and after Closing shall be given credit for their years of service with Sellers in determining their entitlement to Buyer’s severance and other length-of-service related employee benefits.

     7.9 HSR Approval. Sellers and Buyer undertake and agree to file as promptly as practicable following the execution of this Agreement all documents required under the HSR Act. Sellers and Buyer shall use commercially reasonable efforts to cooperate with each other with respect to such filing, and shall respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any other local, state or federal governmental authority in connection therewith. Each party shall (a) subject to Applicable Laws, promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division or any other governmental entity relating to this Agreement and, subject to Applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing relating to this Agreement; (b) to the extent permitted by Applicable Laws, not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (c) to the extent permitted by Applicable Laws, furnish the other party with copies of all correspondence, filings, and communications between them and their Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Transactions.
     7.10 Recycling Contract Matters. If Sellers renew the current recycling contract with Miami-Dade County or enter into a new recycling contract with Miami-Dade County prior to the Closing, Buyer will: (a) reimburse Sellers at the Closing, as additional Purchase Price, for all capital expenditures made by Sellers prior to the Closing pursuant to the renewed or new recycling contract; and (b) with respect to the four new trucks being moved by Sellers to the Area, at Buyer’s option, either (i) pay Sellers the full purchase price for such trucks or, (ii) return such truck to Sellers at the Closing.
     7.11 City of Hialeah Settlement Agreement Matters. From and after Closing, Buyer shall cooperate with Sellers with respect to Sellers’ completion, at Sellers’ expense, of the matters required by the Settlement Agreement, dated May 2, 2003, between BFI Waste Systems of North America, Inc. and the City of Hialeah.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
     The obligations of Sellers to consummate the Transactions are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of each of the following conditions.
     8.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall have been true and correct on and as of the date made and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Buyer shall have delivered to Sellers a certificate of a duly authorized officer to the foregoing effect.

     8.2 Covenants. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects. Buyer shall have delivered to Sellers a certificate of a duly authorized officer to the foregoing effect.
     8.3 No Legal Prohibition. No injunction or order shall be in effect prohibiting consummation of the Transactions or which would make the consummation of the Transactions unlawful.
     8.4 No Adverse Proceeding. No Proceeding shall have been instituted and be pending before a court or any other governmental agency or body which seeks to restrain or prohibit any of the Transactions; provided, however, that the provisions of this Section 8.4 shall not apply if Sellers have directly or indirectly solicited or encouraged any such Proceeding.
     8.5 Deliveries. Buyer shall be prepared to make or cause to be made the deliveries described in Section 3.3 and Sections 3.4 through 3.8.
     8.6 Third Party Consents and Approvals. All materially necessary governmental, regulatory and third party consents and approvals shall have been obtained.
     8.7 Closing of Arizona Transaction. The Arizona Transaction shall be prepared to close simultaneously with the Closing of the Transactions.
     8.8 HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been earlier terminated by the FTC or the Antitrust Division.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer to consummate the Transactions are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of each of the following conditions.
     9.1 Representations and Warranties. Subject to Section 7.7, the representations and warranties of Sellers contained in this Agreement shall have been true and correct on and as of the date made and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Sellers shall have delivered to Buyer a certificate of a duly authorized officer to the foregoing effect.
     9.2 Covenants. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers on or before the Closing Date shall have been duly complied with and performed in all material respects. Sellers shall have delivered to Buyer a certificate of a duly authorized officer to the foregoing effect.

     9.3 No Legal Prohibition. No injunction or order shall be in effect prohibiting consummation of the Transactions or which would make the consummation of the Transactions unlawful.
     9.4 No Adverse Proceeding. No Proceeding shall have been instituted and be pending before a court or any other governmental agency or body which seeks to restrain or prohibit any of the Transactions; provided, however, that the provisions of this Section 9.4 shall not apply if Buyer has directly or indirectly solicited or encouraged any such Proceeding.
     9.5 Deliveries. Sellers shall be prepared to make or cause to be made the deliveries described in Section 3.2.
     9.6 No Material Adverse Change. No Material Adverse Change shall have occurred since May 31, 2006; provided, however, that (a) nothing disclosed in the Disclosure Schedules (without giving effect to any supplements or updates made by Sellers after the date of this Agreement) or the Sellers’ Financial Statements, individually or in the aggregate, shall be deemed to be a Material Adverse Change; (b) the failure of Sellers to obtain a new recycling contract, or extend the existing recycling contract, with Miami-Dade County shall not be deemed to be a Material Adverse Change, and (c) any decrease in volumes received at the transfer station as a result of Sellers’ non-renewal of that certain Waste Supply Agreement with Wheelabrator North Broward, Inc shall not be deemed to be a Material Adverse Change.
     9.7 Third Party Consents and Approvals. All materially necessary governmental, regulatory and third party consents and approvals shall have been obtained.
     9.8 Environmental Investigation Satisfactory. Buyer shall be satisfied in all respects with the results of Phase I (and Phase II, if undertaken by Buyer) environmental investigations respecting the Land; provided, however, that this condition shall be deemed satisfied if Buyer gives written notice to Sellers that Buyer objects to the results of a Phase I (or Phase II) environmental investigation and Sellers elect to and promptly complete a cure of the matters subject to the objection.
     9.9 Approval of Lenders. Buyer shall have obtained all necessary approvals of the Transactions from its lenders.
     9.10 Closing of Arizona Transaction. The Arizona Transaction shall be prepared to close simultaneously with the Closing of the Transactions.
     9.11 HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been earlier terminated by the FTC or the Antitrust Division.
ARTICLE X
LIABILITIES AND OBLIGATIONS
     10.1 Excluded Liabilities. Except as explicitly set forth in this Agreement, Buyer shall not, by the execution and performance of this Agreement or otherwise (including under theories of successor liability), assume, become responsible for or incur, and Sellers, jointly and severally, hereby expressly agree to pay and perform, any Liability or obligation of any nature of Sellers whatsoever arising, or relating to events occurring, on or prior to the Closing Date, whether legal or equitable, or matured or contingent (collectively, the “Excluded Liabilities”), including any Liability or obligation: (a) to any Affiliate of Sellers; (b) to current or former employees, consultants or others for salary, bonuses, other incentive compensation or benefits arising prior to the Closing Date, (c) for Taxes which (i) arise, are assessed or become payable or due on or prior to the Closing Date, or (ii) are payable by Sellers or any of their Affiliates as a result of purchases, sales or transfers as of or prior to the Closing Date; (d) with respect to the settlement of the matters referenced in Section 7.11 of this Agreement; and (e) for Environmental Damages arising out of events occurring on or prior to the Closing Date.
     10.2 Assumption of Obligations. Subject to the terms and conditions set forth in this Agreement, at the Closing Buyer shall assume from Sellers only the Liabilities described in the remainder of this Section 10.2 (the “Assumed Liabilities”).
          (a) Buyer shall assume all obligations under the Customer Contracts, Employee Contracts, Assumed Leases, Permits and other contracts included within the Assets, to the extent such obligations first arise and are related to periods subsequent to the Closing (provided that such obligations do not arise as a result of actions or omissions by Sellers thereof on or prior to Closing).
          (b) Within 30 days following the Closing, Buyer will post replacement performance bonds, letters of credit and other financial assurances for the performance bonds, letters of credit and other financial assurances of Sellers set forth on Schedule 5.17, and will promptly furnish to Sellers a copy of such replacement performance bond, letter of credit or other financial assurance as it is issued. Buyer will pay Sellers interest at 10% per annum on any performance bonds, letter of credit and other financial assurances not replaced within such 30-day period until the same are replaced.
          (c) Buyer agrees to assume and perform all obligations expressly required to be assumed by Buyer pursuant to Section 3.7.
          (d) Buyer agrees to assume the liability reflected on the balance sheet as of the Closing Date with respect to any capitalized leases assumed by Buyer, and all liabilities included in the Adjustment Amount.
          (e) Buyer agrees to assume and perform all other Liabilities which Sellers designate in writing prior to the Closing and which Buyer agrees to assume.
ARTICLE XI
INDEMNIFICATION
     11.1 Survival of Representations and Warranties and Covenants.
          (a) The representations and warranties of any party contained in this Agreement and the indemnification liabilities and obligations of the parties with respect thereto shall survive the Closing for a period of one year after the Closing Date; provided, however, that the representations and warranties in Sections 5.8, 5.9 and 5.13 and the indemnification liabilities and obligations of the parties with respect thereto shall survive the Closing for a period until the expiration of the applicable statute of limitations with respect thereto.
          (b) The covenants and agreements set forth in this Agreement and to be performed to any extent after the Closing Date shall survive until fully discharged and performed, and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Closing Date may be made at any time within the applicable statute of limitations.
     11.2 Indemnification by Sellers. Sellers agree that they shall, jointly and severally, indemnify, defend (as to Third Party Claims only), protect and hold harmless Buyer, its officers, shareholders, directors, managers, divisions, subdivisions, Affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, Proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys’ and expert witness fees and expenses and expenses of investigation) (collectively, “Liabilities”), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (a) any breach of, or misrepresentation in, the representations and warranties by Sellers set forth in this Agreement, or in the Schedules, Exhibits, certificates, documents or agreements attached to this Agreement or delivered pursuant hereto by Sellers; (b) breach of any agreement or covenant on the part of Sellers made in this Agreement, or in the Schedules, Exhibits, certificates, documents or agreements attached to this Agreement or delivered pursuant hereto by Sellers; (c) any Excluded Liability; or (d) any Excluded Asset. Notwithstanding any other provision set forth in this Agreement, indemnifiable claims set forth in (a) through (d) of this Section 11.2 shall include any claim by a third Person that, if true, would mean that a condition for indemnification set forth in subsections (a) through (d) of this Section 11.2 had been satisfied.
     11.3 Indemnification by Buyer. Buyer agrees that it shall indemnify, defend (as to Third Party Claims only), protect and hold harmless Sellers and their respective officers, shareholders, directors, managers, divisions, subdivisions, Affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the Closing Date from and against all Liabilities, whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, incurred by Sellers as a result of or incident to: (a) any breach of, or misrepresentation in, the representations and warranties of Buyer set forth in this Agreement, or in the Schedules, Exhibits, certificates, documents or agreements attached to this Agreement or delivered pursuant hereto by Buyer; (b) breach of any agreement or covenant on the part of Buyer made in this Agreement, or in the Schedules, Exhibits, certificates, documents or agreements attached to this Agreement or delivered pursuant hereto by Buyer; and (c) any Assumed Liability. Notwithstanding any other provision set forth in this Agreement, indemnifiable claims set forth in (a) through (d) of this Section 11.3 shall include any claim by a third Person that, if true, would mean that a condition for indemnification set forth in subsections (a) through (c) of this Section 11.3 had been satisfied.

     11.4 Limitation on Liability. The indemnification obligations set forth in Section 11.2(a) and 11.3(a) shall (a) apply only if a Closing occurs, (b) apply only after the aggregate amount of claims for indemnification from the Indemnifying Party under this Agreement exceeds an aggregate of $1,000,000 (the “Deductible”), and thereafter the Indemnifying Party shall be liable for only those indemnification obligations in excess of such Deductible; provided, however, that only claims, or series of related claims, equal to or in excess of $50,000 shall apply toward the Deductible; and (c) be limited to an aggregate amount not to exceed 35% of the aggregate Purchase Price actually paid under this Agreement by Buyer. Notwithstanding the foregoing, however, Tax Claims and Fraud Claims shall not be limited by subsection (b) or (c) of this Section 11.4.
     11.5 Indemnification Procedure Between Buyer and Sellers. Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, the Indemnified Party shall provide notice of such claim to the Indemnifying Party, stating in general terms the circumstances giving rise to the claim, specifying the amount of the claim (or an estimate thereof) and making a request for any payment then believed due (subject to the limitations in this Agreement). Upon receipt of any such notice, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a resolution is not reached within the 30-day period, either party may commence the dispute resolution procedures set forth in Article XVI. If the Indemnifying Party does not respond within such 30-day period, the claim for indemnification shall be deemed accepted by the Indemnifying Party. If all or a portion of such claim amount is owed to the Indemnified Party, the Indemnifying Party shall (subject to the terms of Section 11.4) within 10 days of such determination, pay the Indemnified Party such amount owed in cash.
     11.6 Procedure for Indemnification with Respect to Third-Party Claims.
          (a) If any third Person shall notify an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.
          (b) Any Indemnifying Party will have the right to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification under this Agreement or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article XI and the records and personnel of each shall be reasonably available to the other with respect to such defense.
     11.7 Tax Treatment of Payment. Unless otherwise required by law or unless Sellers and Buyer otherwise mutually agree, any payment made under this Agreement (including Article XI) shall be treated as an adjustment to the Purchase Price.
     11.8 Exclusive Remedy. With the exception of Fraud Claims and other than equitable or injunctive relief or claims for specific performance, as applicable, the indemnification provided in this Article XI is the exclusive remedy of the parties with respect to this Agreement, the Schedules and Exhibits, and the certificates, documents or other agreements attached to this Agreement or delivered by a party pursuant hereto.
ARTICLE XII
TERMINATION OF AGREEMENT
     12.1 Termination by Buyer. Buyer may, by written notice in the manner provided in Section 15.6 on or before the Closing Date, terminate this Agreement in the event of a material breach by Sellers (a) of the representations and warranties of Sellers or (b) in the observance, or in the due and timely performance of any of the covenants or agreements contained in this Agreement on their part to be performed, and such breach shall not have been cured, after written notice thereof, on or before the Closing Date. In addition, Buyer, by notice in the manner provided in Section 15.6, may terminate this Agreement if (i) any of the conditions set forth in Article IX shall become incapable of fulfillment (other than due to acts or omissions of Buyer or its Affiliates) on or before the Closing Date and shall not have been waived by Buyer or (ii) in the circumstances described in Section 3.5.
     12.2 Termination by Sellers. Sellers may, by written notice in the manner provided in Section 15.6 on or before the Closing Date, terminate this Agreement in the event of a material breach by Buyer (a) of the representations and warranties of Buyer or (b) in the observance, or in the due and timely performance of any of the covenants or agreements contained in this

Agreement on its part to be performed, and such breach shall not have been cured, after written notice thereof, on or before the Closing Date. In addition, Sellers, by notice in the manner provided in Section 15.6, may terminate this Agreement if any of the conditions in Article VIII shall become incapable of fulfillment (other than due to acts or omissions of Sellers or their Affiliates) by or before the Closing Date and shall not have been waived by Sellers.
     12.3 Termination Date. This Agreement may be terminated by either party by notice to the other party if the Transactions shall not have been consummated by 5:00 p.m. (MST) on October 31, 2006 (other than as a result of a breach of this Agreement by the party giving such notice or by its Affiliates), unless such date shall be extended by the mutual written consent of Sellers and Buyer.
     12.4 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.1, 12.2 or 12.3, this Agreement shall thereafter become null and void, and there shall be no liability or obligation on the part of any of the parties (or any other their respective officers, director, employees, agents or other representatives or Affiliates), except that (a) the provisions of Section 7.1(e), Article XIII, Section 15.6 and Article XVI shall survive such termination, (b) such termination shall not relieve any party of any liability for any willful material breach of this Agreement, and (c) such termination shall not relieve Buyer of its obligations under Section 12.5, if applicable.
     12.5 Certain Consequences of Termination. If this Agreement is terminated by Buyer because the condition set forth in Section 9.9 was not satisfied, then Buyer shall promptly pay Sellers $2,500,000 as a termination fee, which shall be Sellers’ sole and exclusive remedy on account of such termination.
ARTICLE XIII
NONDISCLOSURE AND NONSOLICITATION
     13.1 Nondisclosure by Buyer. Buyer recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to confidential information of Sellers, including lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Sellers. Buyer agrees that it will not, except as may be required by law or valid legal process, disclose such confidential information to any Person for any purpose or reason whatsoever, prior to the Closing Date, except to authorized representatives of Sellers, unless such information is or becomes known to the public generally through no fault of Buyer. In connection with the foregoing, the parties acknowledge and agree that they are competitors in the waste collection, hauling, disposal and recycling business in the markets serviced by Sellers and the Business, and that nothing contained herein shall be interpreted to preclude Buyer from providing waste collection, hauling, disposal or recycling services in such markets or elsewhere. The provisions of this Section 13.1 shall apply at all times prior to the Closing Date and for a period of one year following the first to occur of (i) the Closing Date and (ii) termination of this Agreement without a Closing having occurred.
     13.2 Confidential Information. Neither Sellers (nor any of their respective Affiliates) shall at any time subsequent to the Closing, except as explicitly requested by Buyer or as otherwise provided in this Agreement, use for any purpose, disclose to any Person, or keep or make copies of any records and files containing, any confidential information relating primarily to the Business, the Assets or the Assumed Liabilities, all such information being deemed to be transferred to Buyer under this Agreement. For purposes of this Agreement, “confidential information” shall mean information relating primarily to the Business, the Assets or the Assumed Liabilities, including all customer and vendor lists and related information, all information concerning the Business’ processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, Assumed Liabilities, and other information not previously disclosed to the public directly by Sellers. The foregoing provisions shall not apply to any information which is or relates primarily to an Excluded Asset or which is or relates primarily to the Excluded Liabilities, or which relates to Tax matters. Both Sellers and Buyer shall maintain confidential information that relates to both Assumed Liabilities and Excluded Liabilities in duplicate. If at any time after the Closing, Sellers should discover that they are in possession of any records and files containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records and files over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Sellers agree that they will not assert a waiver of loss of confidential or privileged status of the information based upon such possession or discovery.
     13.3 Non-Solicitation. Sellers agree that for a period of five years following the Closing Date, they will not, and will cause their Affiliates not to, solicit or accept business from any customer of the Business during the 12 month period ending on the Closing Date in the area serviced by the Business during such 12 month period; provided, however, that Sellers shall be permitted to service any National Account within such markets if (a) pursuant to the terms of the relevant National Account agreement, and despite their commercially reasonable efforts, Sellers are unable to subcontract or assign the services to Buyer and (b) Sellers are not in violation of the National Account Subcontract.
     13.4 Equitable Relief for Violations. The parties acknowledge that an irreparable injury may result to the non-violating party and its Business in the event of a breach by the violating party of any provision in this Article XIII. The parties also acknowledge and agree that the damages or injuries that a non-violating party sustains as a result of such a breach are difficult to ascertain and money damages alone may not be an adequate remedy to a non-violating party. The parties therefore expressly agree that if a controversy arises concerning the rights or obligations of a party under this Article XIII, such rights or obligations shall be enforceable by a court decree of specific performance and a non-violating party shall also be entitled to any injunctive relief from the court pursuant to Article XVI necessary to prevent or restrain any such breach. Such relief shall be granted without the necessity of a showing of irreparable harm and without the posting of a bond or other security. Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled in accordance with this Agreement.

ARTICLE XIV
TAX MATTERS
     14.1 Transaction Taxes. Buyer shall be responsible for and shall remit to Seller at Closing all sales, transfer, conveyance or other Taxes associated with the transfer of the Assets to Buyer pursuant to this Agreement. Seller shall promptly remit such Taxes to the applicable taxing authority.
ARTICLE XV
GENERAL
     15.1 Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties under it may not be assigned (except by operation of law) without the prior consent of the others; provided, however, that Buyer may assign any and all of its rights, interests and obligations under this Agreement as security for obligations to its lenders. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and permitted assigns. This Agreement may be modified or amended only by a written instrument executed by all parties.
     15.2 Entire Agreement. This Agreement, together with its exhibits and schedules, is the final, complete and exclusive statement and expression of the agreement among the parties with relation to the subject matter of this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.
     15.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
     15.4 No Brokers. Sellers represent and warrant to Buyer, and Buyer represents and warrants to Sellers, that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the Transactions. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys’ fees, litigation costs and other expenses relating to such claim.
     15.5 Expenses of Transaction. Except as otherwise provided in this Agreement, whether or not the Transactions shall be consummated:
          (a) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments to it and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement;

          (b) Sellers will pay the fees, expenses and disbursements of Sellers and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments to it and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Sellers under this Agreement; and
          (c) Nothing in this Section 15.5 shall limit the rights of a non-breaching party to recover damages, including fees and expenses if so awarded, in connection with any claim against a party in breach under this Agreement.
     15.6 Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.
(a) If to Buyer, addressed to it at:
c/o Waste Services, Inc.
1122 International Boulevard, Suite 601
Burlington, Ontario
L7L 6Z8 Canada
Attn: David Sutherland-Yoest, Chairman and Chief Executive Officer
with a copy to:
Waste Services, Inc.
1122 International Boulevard, Suite 601
Burlington, Ontario
L7L 6Z8 Canada
Attn: Ivan R. Cairns, Executive Vice President and General Counsel
(b) If to Sellers, addressed to them at:
Allied Waste Industries, Inc.
15880 N. Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260
Attn: Nicholas Skaff
with a copy to:
Allied Waste Industries, Inc.
15880 N. Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260
Attn: Steven M. Helm, Executive Vice President and General Counsel

and a copy to:
Fennemore Craig, P.C.
3003 N. Central Avenue, Suite 2600
Phoenix, Arizona 85012
Attn: Karen C. McConnell
Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three Business Days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, registered or certified, return receipt requested. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 15.6. Notwithstanding the foregoing, if to Sellers, copies of notices and other communications regarding title and survey matters shall also be provided to Virginia M. Perry, Fennemore Craig, P.C., 3003 N. Central Avenue, Suite 2600, Phoenix, Arizona 85012.
     15.7 No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.
     15.8 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions.
     15.9 No Third Party Beneficiaries. Except for the provisions of Article XI relating to indemnified parties, nothing contained in this Agreement is intended or shall confer upon any other Person, including any employee or former employee of any Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
     15.10 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     15.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to such statute as amended and to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “include” or “including” means include or including, without limitation. All references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
ARTICLE XVI
DISPUTE RESOLUTION
     16.1 General. Except with respect to disputes regarding the Actual Adjustment Amount (which shall be governed by Section 2.2), the parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall be brought exclusively in the state or federal courts located in Wilmington, Delaware. By execution and delivery of this Agreement, with respect to any dispute, each of the parties knowingly, voluntarily and irrevocably: (a) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts; (b) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction; (c) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Delaware; (d) waives any right to trial by jury; (e) agrees that any such dispute will be decided by court trial without a jury; (f) understands that it is giving up valuable legal rights under this provision, including the right to trial by jury, and that it voluntarily and knowingly waives those rights; and (g) agrees that any party to this Agreement may file an original counterpart or a copy of this Section 16.1 with any court as written evidence of the consents, waivers and agreements of the parties set forth in this Section 16.1.
     16.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     16.3 Attorneys’ Fees. Should any litigation be commenced under this Agreement, the successful party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding. For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.
[SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER: Waste Services, Inc.
By:	/s/ Ivan R. Cairns
Its: Vice President

SELLERS: BFI Waste Systems of North America, Inc.
By:	/s/ Nicholas A. Skaff
Its: Authorized Officer

E Leasing Company, LLC
By:	/s/ Nicholas A. Skaff
Its: Authorized Officer

S Leasing Company, LLC
By:	/s/ Nicholas A. Skaff
Its: Authorized Officer

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Sellers and Operations to be Sold
Exhibit B-1	Land
Exhibit B-2	Leased Real Property
Exhibit C	Definitions
Exhibit D	National Account Subcontract
Exhibit E	Retention Bonus Agreement

Schedule 1.1(b)	Permits
Schedule 1.1(c)	Equipment
Schedule 1.1(d)	Rolling Stock
Schedule 1.1(f)	Inventory
Schedule 1.1(g)	Business Names
Schedule 5.3	Permits
Schedule 5.4(a)	Totality of Assets
Schedule 5.4(b)	Assumed Leases
Schedule 5.5(b)	Real Property Disclosure
Schedule 5.6	Contracts
Schedule 5.7	Employees; Exceptions to “at will” Employment
Schedule 5.8(a)	Compliance with Law
Schedule 5.8(b)	Conflicts
Schedule 5.8(c)	Required Consents
Schedule 5.9	Taxes
Schedule 5.10	Litigation
Schedule 5.11	Financial Statements
Schedule 5.12	Conduct of Business
Schedule 5.13(a)	Hazardous Materials
Schedule 5.13(b)	Notices Relating to the Environment
Schedule 5.13(c)	List of Disposal Sites
Schedule 5.16	Affiliate Relationships
Schedule 5.17	Performance Bonds; Letters of Credit; Financial Assurances
Schedule 5.18	Employment and Labor Matters

EXHIBIT A
SELLERS AND OPERATIONS TO BE SOLD

Seller	Operations to be Sold
BFI Waste Systems of North America, Inc.	South Florida Assets: Miami MRF, BFI Waste Systems of Miami (Miami TS and Dade Hauling/Miami)
E Leasing Company LLC	Equipment and Rolling Stock
S Leasing Company LLC	Equipment and Rolling Stock

A-1

EXHIBIT B-1
LAND
Lots 4 through 23, Block 1, all of Amended Plat of Melrose Gardens, according to the Plat thereof, recorded in Plat Book 7, Page 94,
Public Records of Miami-Dade County, Florida;
TOGETHER WITH:
Lots 1 through 10, Lot 14, and Lots 17 through 26, Block 2, all of
Amended Plat of Melrose Gardens, according to the Plat thereof, recorded in Plat Book 7, Page 94, Public Records of Miami-Dade
County, Florida;
TOGETHER WITH:
Lots 1 through 4, the South 25 feet of Lot 7, Lots 8 through 10, and
Lots 18 through 21, less the Easterly 10 feet of said Lots 18 through 21, and Lot 26, Block 5; and
TOGETHER WITH:
The abandoned and vacated portion of Southeast 12th Street
lying between Block 1 on the north and Block 2 on the south, all of
Amended Plat of Melrose Gardens, according to the Plat thereof, recorded in Plat Book 7, Page 94, Public Records of Miami-Dade County, Florida

B-1

EXHIBIT B-2
LEASED REAL PROPERTY
7450 NW 63rd Street, Miami, Florida

B-2

EXHIBIT C
DEFINITIONS
     “Accounts Receivable” means all accounts receivable of Sellers as of the Closing Date arising from the operation of the Business.
     “Active Employee” has the meaning specified in Section 7.8(a).
     “Actual Adjustment Amount” has the meaning specified in Section 2.2(a)(ii).
     “Adjustment Amount” has the meaning specified in Section 2.2(a)(i).
     “Affiliate” means, with respect to any specified Person, a Person controlled by, controlling or under common control with such Person.
     “Affiliated Group” means an affiliated group as defined in Code Section 1504(a) or any similar group defined under a similar provision of state or local Tax law.
     “Agreement” has the meaning specified in the introductory paragraph of the Agreement.
     “Ancillary Agreements” means the Deeds, the Bill of Sale, the National Accounts Subcontract, Buyer’s Assumption Agreements, the Assignment, Assumption and Consent to Leased Land and the other documents and agreements delivered by the parties pursuant to the terms of this Agreement.
     “Antitrust Division” means the Antitrust Division of the United States Department of Justice.
     “Applicable Laws” means all federal, state and local statutes, laws, rules, regulations, orders, ordinances, permits (including zoning restrictions and land use requirements and Environmental Laws and regulations) and licenses and all administrative and judicial judgments, rulings, decisions and orders applicable to Sellers, Buyer, the Assets or the Business.
     “Area” has the meaning specified in Recital A.
     “Arizona Transaction” means the purchase by certain Affiliates of Sellers of the Arizona landfill, transfer stations and hauling operations of certain Affiliates of Buyer pursuant to an Asset Purchase Agreement of even date with the Agreement.
     “Assets” has the meaning specified in Section 1.1.
     “Assignment, Assumption and Consent to Leased Land” means an assignment, in form and substance reasonably satisfactory to Buyer, for each parcel of Leased Real Property of all of Sellers’ rights, title and interest under each the real estate lease with respect thereto, together with the consent of the landlord to such assignment if required by the applicable lease or by law.
     “Assumed Contracts” has the meaning specified in Section 1.1(h).

     “Assumed Leases” has the meaning specified in Section 5.4(b).
     “Assumed Liabilities” has the meaning specified in Section 10.2.
     “Balance Sheet Date” has the meaning specified in Section 5.11.
     “Bill of Sale” means a General Conveyance, Assignment and Bill of Sale in form and substance reasonably satisfactory to Buyer and Sellers, providing for the conveyance, sale, transfer and assignment to Buyer of all of the Assets (other than the Land).
     “Blanket Liens” shall have the meaning specified in Section 4.4.
     “Business” has the meaning specified in Recital A.
     “Business Day” means any day that is not a Saturday, a Sunday or other day in which banks are authorized or required by law to be closed in Phoenix, Arizona.
     “Business Employees” means all employees of Sellers or their Affiliates employed in the Business.
     “Business Names” means names and the right to use such names and all similar names in the state(s) listed on Schedule 1.1(g).
     “Buyer” has the meaning specified in the introductory paragraph of the Agreement.
     “Buyer’s Assumption Agreements” means assumption agreements in form and substance reasonably satisfactory to Buyer and Sellers, providing for the assumption by Buyer of the Assumed Liabilities.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “Cintas” has the meaning specified in Section 4.5.
     “Closing” and “Closing Date” have the meanings specified in Section 3.1(a).
     “Code” means the Internal Revenue Code of 1986.
     “Customer Contracts” means all contractual rights of Sellers with Sellers’ customers (whether oral or in writing) exclusively relating to the Business, except the National Accounts.
     “Deductible” has the meaning specified in Section 11.4.
     “Deed” means a special warranty deed.
     “Disclosure Schedules” means the schedules to the specific Sections of the Agreement delivered by Sellers to Buyer, as supplemented pursuant to Section 7.7.

     “Employee Contracts” means the employment contracts that apply to Business Employees.
     “Encumbrances” means liens, security interests, encumbrances, adverse claims, leases, including operating leases, rights of repurchase or purchase, rights of first refusal, pledges, voting trusts, equities and other restrictions, limitations or conditions on transfer of any nature whatsoever.
     “Environmental Damages” means obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from any federal, state or local governmental or regulatory authority, including a notice inviting comment, the amount of any civil penalty or criminal fine, and any court costs and amounts for attorney’s fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any notice, claim or proceeding, regardless of whether such proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Sellers or the Land and arise out of: (a) failure of Sellers to comply at any time with all Environmental Laws; (b) presence of any Hazardous Materials on, in, under, at, migrating or threatening to migrate from, or in any way affecting the Land at any time; (c) identification of Sellers as potentially responsible parties under CERCLA or as a Person responsible for damages under any Environmental Law; or (d) any and all claims for injury or damage to Persons or property arising out of exposure to Hazardous Materials originating at the Land or result from operation thereof or located at the Land.
     “Environmental Laws” means all Applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to workplace or worker safety and health or emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
     “Equipment” means all machinery, equipment, including containers, used or held for use principally in connection with the Business.
     “Estimated Adjustment Amount” has the meaning specified in Section 2.2(b)(ii).
     “Estoppel Certificate” means an estoppel certificate from the landlord of any Leased Real Property, in form and substance reasonably acceptable to Buyer, certifying as to matters reasonably requested by Buyer.
     “Excluded Assets” has the meaning specified in Section 1.2.
     “Excluded Liabilities” has the meaning specified in Section 10.1.
     “Fraud Claims” means indemnity claims based upon a willful, fraudulent or intentional misrepresentation of any party contained this Agreement, or in the Schedules, Exhibits, certificates, documents or agreements attached to this Agreement or delivered pursuant hereto.

     “FTC” means the United States Federal Trade Commission.
     “GAAP” means United States generally accepted accounting principles applied on a consistent basis.
     “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes and toxic substances, including: (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (b) that is defined as a “hazardous waste,” “hazardous substance,” “pollutant” or “contaminant” under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such under any Environmental Law; (d) the presence of which poses a hazard to the health or safety of Persons; or (e) that contains gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos and urea formaldehyde.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
     “Indemnified Party” means a party seeking indemnification under Article XI.
     “Indemnifying Party” means a party from whom indemnification is sought under Article XI.
     “Inventory” means all inventory of supplies, fuel, parts, tires, accessories and other tangible assets of every kind, nature and description (and interests in any of the foregoing) used, or held for use, principally in connection with the Business.
     “Knowledge”, whether capitalized or not, of Sellers means the actual knowledge of the following persons, without inquiry: Nicholas Skaff, Juan Carlos Romero and Ed Hood.
     “Land” has the meaning specified in Recital C.
     “Leased Real Property” means all rights as lessee or tenant in respect of all real property leased by any Seller as more particularly described on Exhibit B, together with all rights and interests relating or appurtenant thereto and all buildings, structures, fixtures and other fixed assets or improvements of every nature located on or annexed, attached or affixed, constructively or actually, thereto.
     “Liabilities” has the meaning specified in Section 11.2.
     “Material Adverse Change” means a material adverse change in the business, financial condition, and results of operations of the Business, taken as a whole.
     “Material Customer Contracts” has the meaning specified in Section 5.6(a).
     “Minimum Uniforms” has the meaning specified in Section 4.5.
     “National Account Subcontract” has the meaning specified in Section 3.2(d).

     “National Accounts” means customer accounts that involve a broader area than the area served by the Business and that are managed by a Seller or by an Affiliate of a Seller pursuant to a national or regional account program.
     “Neutral Auditor” has the meaning specified in Section 2.2(b)(iii).
     “Net Working Capital” has the meaning specified in Section 2.2(a)(ii).
     “Other Contracts” has the meaning specified in Section 5.6(a).
     “Permits” means all permits, filings, notices of intent, exemptions, licenses, authorizations, registrations, franchises, consents, approvals and related applications of every kind held by a Seller in connection with the Business from or with any federal, state, local or foreign government or regulatory authorities or industrial bodies, including all FCC radio licenses or call signs.
     “Permitted Exceptions” means: (a) zoning ordinances and regulations which do not materially adversely affect Buyer’s use or marketability of the Land for its current uses; (b) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; and (c) easements, Encumbrances, covenants, conditions, reservations and restrictions of record, if any, as have been approved in writing by Buyer before the Closing Date.
     “Person” means any individual, firm, partnership, association, trust, corporation, joint venture, unincorporated organization, limited liability company, governmental body or other entity.
     “Pre-Closing Period” means any Tax period or portion thereof ending on or before the Closing Date (including the portion of any Straddle Period ending on the Closing Date).
     “Proceedings” means any claim, investigation, litigation, action, suit or proceeding, formal arbitration, informal arbitration or mediation, administrative, judicial or otherwise.
     “Purchase Price” has the meaning specified in Section 2.1.
     “Release” means any “release” as defined in CERCLA or in any Environmental Law.
     “Required Consents” has the meaning specified in Section 5.8(b)(iii).
     “Retained IP” has the meaning specified in Section 1.1(g).
     “Retention Bonus Agreements” has the meaning specified in Section 3.10.
     “Rights” means the intangible assets identified in Schedule 1.1(g).
     “Rolling Stock” means all of the motor vehicles used or held for use principally in connection with the Business and all attachments, accessories and materials handling equipment now located in or on such motor vehicles, including all radios and the radio base station, if any.

     “Sellers” has the meaning specified in the introductory paragraph of the Agreement.
     “Sellers’ Financial Statements” has the meaning specified in Section 5.11.
     “Stay-On Bonuses” has the meaning specified in Section 3.10.
     “Straddle Period” means any Tax period beginning before and ending after the Closing Date.
     “Survey” has the meaning specified in Section 3.6.
     “Surveyor” means a surveyor in Florida acceptable to Sellers and Buyer.
     “Tax” or “Taxes” means any federal, state, local, foreign, and other income, gross receipts, sales, use, ad valorem, transfer, franchise, real property, profits, payroll, withholding, unemployment, excise, customs, duties and other taxes, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties and additions to tax with respect thereto.
     “Tax Claims” means indemnity claims made in respect of Taxes.
     “Tax Returns” means any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.
     “Third Party Claim” has the meaning specified in Section 11.6(a).
     “Title Commitment” means a preliminary title commitment in respect of each parcel comprising the Land.
     “Title Company” means First American Title Insurance Company.
     “Title Defect” has the meaning specified in Section 7.3(f).
     “Transactions” means the transactions contemplated by this Agreement.
     “Transferred Employee” has the meaning specified in Section 7.8(a).
     “Uniform Contract” has the meaning specified in Section 4.5.
     “Unpermitted Exception” means any defect in the title of any of the Land or any other matter unacceptable to Buyer in Buyer’s reasonable discretion, other than Permitted Exceptions.
     “WARN Act” has the meaning specified in Section 7.8(c).

EXHIBIT D
NATIONAL ACCOUNT SUBCONTRACT
     THIS NATIONAL ACCOUNT SUBCONTRACT (this “Agreement”) is executed and delivered effective as of ___, 2006 between BFI Waste Systems of North America, Inc., a Delaware corporation (“Contractor”), and Waste Services of Florida, Inc., a Delaware corporation (“Subcontractor”).
RECITALS
     A. Contractor has contracted to perform materials recovery, materials recycling, and/or waste collection, transportation and disposal services (the “Services”) for the customers listed on Exhibit A (the “Customers”).
     B. Contractor desires to engage Subcontractor to perform the Services for the Customers at the locations or in the areas listed on Exhibit A, and Subcontractor desires to be so engaged, on the terms and conditions set forth in this Agreement.
     Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
TERMS AND CONDITIONS
     1. Subcontract. Subcontractor hereby agrees to perform the Services for the Customers at the locations or in the areas as specified on Exhibit A. Contractor represents and warrants that the information set forth on Exhibit A conforms to the terms of the contracts between Contractor and the Customers (the “Master Contracts”), and contains the information that is necessary to enable Subcontractor to perform the Services that are provided for under such Master Contracts for the Customers’ locations specified on Exhibit A. Subcontractor agrees that it will provide the Services described on Exhibit A in accordance with the terms of this Agreement and all applicable federal, state and local laws.
     2. Term. The term of this Agreement shall commence on the date of this Agreement and shall continue until such time as the Services under this Agreement are terminated as set forth in this Agreement or all of the Master Contracts terminate (inclusive of any and all renewal periods), subject to extension as provided in Section 8. Notwithstanding the foregoing, however, the term for any particular Services shall commence on the date of this Agreement and terminate (i) when the Master Contract under which such Services are provided terminates (inclusive of any and all renewal periods) or (ii) when such Services are terminated as set forth in this Agreement.
     3. Rights and Obligations. Except as otherwise expressly provided in this Agreement, all rights and privileges of Contractor pursuant to the Master Contracts with respect to the Services at the locations or in the areas listed on Exhibit A are intended to be available to Subcontractor. Contractor shall promptly deliver to Subcontractor any notice that Contractor receives from any Customer relating to the Services provided by Subcontractor that threatens or asserts any right of termination or other action under the Master Contracts relating to the Services or that requests any change in the Services provided pursuant to this Agreement.
     4. Breach by Subcontractor. If Contractor determines that Subcontractor is in breach of any material term or provision of this Agreement, or if Contractor receives notice from any Customer that Subcontractor has breached the terms of a Master Contract, Contractor shall notify Subcontractor in writing of such breach and Subcontractor shall have the right to cure the breach within 10 days thereafter. If Subcontractor fails to cure the breach of the terms of a Master Contract within such period, Contractor may immediately terminate this Agreement with respect to the applicable Master Contract then in breach and hire another subcontractor to provide the Services to such Customer. If Contractor terminates this Agreement with respect to any Customer, Subcontractor shall not be entitled to compensation for Services provided to such Customer by the replacement subcontractor. This Agreement will continue as to those Services under those Master Contracts not in breach. If Subcontractor fails to cure the breach of any material term or provision of this Agreement, Contractor may immediately terminate this entire Agreement and hire another subcontractor to provide all Services under this Agreement. If Contractor terminates this entire Agreement, Subcontractor shall not be entitled to compensation for Services provided to any Customer by the replacement subcontractor.
     5. Indemnification.
     (a) Indemnification by Subcontractor. Subcontractor shall indemnify, defend and hold harmless Contractor and its shareholders, partners, members, directors, officers, managers, affiliates, employees and agents (the “Contractor Indemnified Parties”) for, from and against any and all claims, actions, proceedings, costs, fines, assessments, penalties, damages, liabilities and expenses, including reasonable attorneys’ fees (collectively, “Losses”), suffered or incurred by any of the Contractor Indemnified Parties arising out of (i) any breach of a representation, warranty or covenant of Subcontractor under this Agreement, or (ii) any act or omission of Subcontractor in the performance of the Services from and after the date of this Agreement.
     (b) Indemnification by Contractor. Contractor shall indemnify, defend and hold harmless Subcontractor and its shareholders, partners, members, directors, officers, managers, affiliates, employees and agents (the “Subcontractor Indemnified Parties”) for, from and against any and all Losses suffered or incurred by any of the Subcontractor Indemnified Parties arising out of (i) any breach of a representation, warranty or covenant of Contractor under this Agreement, (ii) any act or omission of Contractor and its employees and agents in the performance of work under the Master Contracts before the date of this Agreement or (iii) any act or omission of any replacement subcontractor appointed by Contractor to perform any Services.

     6. Insurance. During the term of this Agreement, Subcontractor shall maintain the following insurance coverages:

Workers’ Compensation:

Coverage A	Statutory
Coverage B — Employer’s Liability	$1,000,000 each Bodily Injury by Accident $1,000,000 policy limit Bodily Injury by Disease $1,000,000 each occurrence Bodily Injury by Disease

Automobile Liability:
Bodily Injury/Property Damage	$2,000,000
Combined — Single Limit	Coverage applies to all owned, non-owned, hired and leased vehicles (including trailers)

Commercial General Liability:
Bodily Injury/Property Damage	$2,000,000 each occurrence
Combined — Single Limit	$3,000,000 general aggregate

Pollution Legal Liability:	$1,000,000
All such insurance policies will be primary without the right of contribution from any insurance coverage maintained by Contractor. Except with respect to the workers’ compensation policy, the Contractor Indemnified Parties shall be shown as an additional insured under each of the above policies. The fact that insurance is obtained by Subcontractor shall not be deemed to release or diminish the liability of Subcontractor including liability under the indemnity provisions of this Agreement. Subcontractor agrees to waive any and all rights of subrogation it may have against Contractor by virtue of any claims that may arise as a result under this Agreement, and all policies of insurance required by this Agreement shall be so endorsed. Subcontractor agrees to obtain from its insurance carrier(s) a wavier of subrogation in favor of Contractor. All policies required by this Agreement shall be written by insurance carriers with a rating of A.M. Bests of at least “A-”, with a financial size category of at least VIII, and lawfully authorized to do business in the states where the Services are performed. Insurance certificates evidencing the above requirements shall be furnished by Subcontractor concurrently with the execution of this Agreement and provide for not less than 30 days prior notice to Contractor of any cancellation or non-renewal of the policies. In addition, the following requirements apply:
•	The commercial general liability policy must include contractual liability coverage specifically covering Subcontractor’s indemnification of Contractor pursuant to Section 5.

•	Coverage must be provided for products/completed operations.

•	The policy shall also contain a cross liability/severability of interests provision assuring that the acts of one insured do not affect the applicability of coverage to another insured.
     7. Modification of Master Contracts. If during the term hereof, the terms of a Master Contract are modified in a manner that affects the Services, modifies the price to be paid for the Services, or the terms on which the Services are to be performed, Contractor will give written notice to Subcontractor of such modifications. In the event of any such modification, Exhibit A shall be amended as necessary to set forth any such new terms. If, without the consent of Subcontractor, the price terms of a Master Contract are reduced from those in effect on the date of this Agreement, or the price terms become materially less favorable to Subcontractor than the terms in effect on the date of this Agreement, Subcontractor may terminate the Services related to such Master Contract by written notice to Contractor within 30 days following reduction of the price terms. Any such termination shall be effective 30 days after Contractor’s receipt of notice thereof. Notwithstanding the foregoing, Contractor shall not agree to any modifications which relate solely to the Customers’ locations to which this Agreement relates and which would materially affect the terms on which the Services are rendered, unless (i) such modifications are required to be made pursuant to the terms of the applicable Master Contract, or (ii) Subcontractor consents in advance to such modifications.
     8. New Master Contracts. If the term of a Master Contract expires and Contractor and the applicable Customer enter into a new contract (or agree to extend the applicable Master Contract), then this Agreement shall expire as to the Services being provided under the affected Master Contract.
     9. Compensation.
          (a) General. Contractor shall pay Subcontractor for the Services at the rates specified in Exhibit A, which rates Contractor represents and warrants are not less than the compensation received by Contractor for the Services under the Master Contracts; provided, however, that the parties acknowledge and agree that Contractor may continue to receive from any Customer and retain any separate management fee which is payable by any Customer to Contractor for administering such Customer’s account to the extent that such fee does not reduce the consideration payable to Subcontractor as provided on Exhibit A; and provided further, that any such management fee shall not be increased unless there is a simultaneous increase in the rates payable to Subcontractor for the Services and the percentage increase in the Subcontractor rates is equal to or greater than the percentage increase in the management fee.
          (b) Invoices. Subcontractor shall prepare and deliver to Contractor on a monthly basis a separate invoice for each Customer for the Services performed by Subcontractor during the preceding month. Such invoice shall be sent to: [[BFI NASSC — [Insert Customer] P.O. Box 3151 Houston, TX 77253] or [___ — [Insert Customer and Address]]. Except as otherwise specified in Exhibit A, Contractor shall pay the invoices within 30 days after receipt thereof. Subcontractor acknowledges that it will have no rights to invoice or collect payment directly from any Customer any amounts for Services provided to such Customer pursuant to this Agreement. If any Customer files bankruptcy or a bankruptcy petition is filed against any Customer, Contractor will not be responsible for paying Subcontractor until Contractor has received payment from such Customer; provided, however, that in the event of any such bankruptcy, Subcontractor may, in its sole discretion, terminate this Agreement with respect to the bankrupt Customer upon delivery of 10 days prior written notice to Contractor of its intention to do so.
          (c) Payment Defaults. If Contractor fails to make timely payment to Subcontractor for the Services provided by Subcontractor, Subcontractor may, at its option, take one or both of the following actions: (i) terminate this Agreement or (ii) continue to provide services under this Agreement and charge Contractor interest on the unpaid amount equal to

6.5% per annum until such amount and the interest thereon is paid in full or this Agreement has been terminated in accordance with clause (i) above.
     10. Confidentiality; Publicity. Subcontractor agrees to maintain the confidentiality of the identity and addresses of the Customers it services under this Agreement, any data concerning the nature and quantity of each Customer’s waste and recycling materials, the prices and other terms and conditions of this Agreement, and any other confidential information of any Customer or Contractor. Subcontractor also agrees not to use any Customer’s name or Contractor’s name in any advertising, promotional activities, or publicity releases without Contractor’s prior written consent, and to direct its employees to refrain from making any reference to any Customer, Contractor or the existence of this Agreement in the solicitation of business.
     11. Assignment. This Agreement, and the rights, duties and obligations may not be assigned or assumed, in whole or part, without the prior written consent of the other party; provided, however, that either party may assign (whether by operation of law, merger or otherwise) this Agreement, and its rights and obligations under this Agreement, to any affiliate, subsidiary, and/or successor of such party.
     12. Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.
(a) If to Subcontractor, addressed to it at:
c/o Waste Services, Inc.
1122 International Boulevard, Suite 601
Burlington, Ontario
L7L 6Z8 Canada
Attn: David Sutherland-Yoest, Chairman and Chief Executive Officer
with a copy to:
Waste Services, Inc.
1122 International Boulevard, Suite 601
Burlington, Ontario
L7L 6Z8 Canada
Attn: Ivan R. Cairns, Executive Vice President and General Counsel
(b) If to Contractor, addressed to it at:
c/o Allied Waste Industries, Inc.
15880 N. Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260
Attn: Nicholas Skaff

with a copy to:
Allied Waste Industries, Inc.
15880 N. Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260
Attn: Steven M. Helm, Executive Vice President and General Counsel
and a copy to:
Fennemore Craig, P.C.
3003 N. Central Avenue, Suite 2600
Phoenix, Arizona 85012
Attn: Karen C. McConnell
Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, registered or certified, return receipt requested. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.
     13. General.
          (a) Independent Contractor. Subcontractor shall perform its obligations under this Agreement as an independent contractor, and as such, shall maintain control over its employees and agents during the performance of their obligations. Neither Subcontractor, nor its employees or agents shall be, represent, act, purport to act, or be deemed, the agent of Contractor.
          (b) Entire Agreement. This Agreement, together with its annexes, exhibits and schedules, is the final, complete and exclusive statement and expression of the agreement among the parties with relation to the subject matter of this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.
          (c) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
          (d) Expenses. Except as otherwise provided in this Agreement, each party shall pay the fees, expenses and disbursements of it and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments to it and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by such party under this Agreement.

          (e) No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.
          (f) Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.
          (g) Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
          (h) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “include” or “including” means include or including, without limitation. All references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
     14. Disputes and Governing Law.
          (a) Disputes Generally. The parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall be brought exclusively in the state or federal courts located in Wilmington, Delaware. By execution and delivery of this Agreement, with respect to any dispute, each of the parties knowingly, voluntarily and irrevocably: (i) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts; (ii) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction; (iii) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Delaware; (iv) waives any right to trial by jury; (v) agrees that any such dispute will be decided by court trial without a jury; (vi) understands that it is giving up valuable legal rights under this provision, including the right to trial by jury, and that it voluntarily and knowingly waives those rights; and (vii) agrees that any party to this Agreement may file an original counterpart or a copy of this Section 14 with any court as written evidence of the consents, waivers and agreements of the parties set forth in this Section 14.

          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          (c) Attorneys’ Fees. Should any litigation be commenced under this Agreement, the successful party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding. For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.
[SIGNATURES ARE ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

SUBCONTRACTOR: Waste Services of Florida, Inc., a Delaware corporation
By:	/s/
Its:

CONTRACTOR: BFI Waste Systems of North America, Inc., a Delaware corporation
By:	/s/
Its:

EXHIBIT A
TERMS OF PROVISION OF THE SERVICES

Name of Customer:

Location:

Type of Service and Container Provided:

Frequency of Service:

Pricing:

Total Monthly Charges:

Provisions for Price Increases:

Non-standard Provisions:

EXHIBIT E
RETENTION BONUS AGREEMENT
     To provide an incentive to you to continue in your current position for at least 90 days after the Miami-Dade County, Florida operations of Allied Waste Industries, Inc. and/or its subsidiaries (collectively, “Allied Waste”), are sold to a third party (the “Purchaser”), Allied Waste will cause the Purchaser to pay you, _______________  (“Employee”), a retention bonus in the amount of (a) $_________  plus (b) the prorated portion of the amount that you would have earned under Allied Waste’s 2006 Management Incentive Plan had you been employed by Allied Waste on December 31, 2006, if applicable, on the 91st day following the closing of the acquisition (the “Payment Date”), provided:
     1. You do not resign from your current position, you accept a similar position with the Purchaser, and you continue to faithfully perform the responsibilities of your position, from the date hereof through the Payment Date;
2. You are not discharged for “cause” prior to the Payment Date;
     3. The Purchaser does, in fact, complete its acquisition of the Miami-Dade County, Florida operations of Allied Waste at which you are primarily employed on or before ___, 2006; and
     4. You do not disclose the existence of this Agreement or its terms to anyone other than your personal advisors (provided they are bound to keep such terms confidential).
     For purposes of this agreement, a discharge for “cause” shall be a termination of your employment after (1) you are convicted of a crime (other than a minor traffic offense); (2) you fail or refuse to perform any of your assigned duties; (3) you perform your assigned duties in an unacceptable manner; (4) you engage in conduct, the result of which causes injury (financial or otherwise) to the Purchaser, or which exposes the Purchaser to risk of such injury; or (5) you disclose the existence of this Agreement or its terms to anyone other than your personal advisors (provided they are bound to keep such terms confidential).
     In addition, nothing in this agreement will modify the at-will nature of your employment with Allied Waste (if applicable) or with the Purchaser, nor constitute a contract of employment for any particular period of time. Either you or the Purchaser may terminate your employment with or without “cause” or notice. If you terminate your employment with Allied Waste or the Purchaser for any reason prior to payment of the retention bonus, you will forfeit any rights to the retention bonus. If the Purchaser terminates your employment without “cause” before payment of the retention bonus, the Purchaser will pay the full amount of the retention bonus as a severance payment on the date of your termination. This severance payment shall be reduced by any other payment or benefits from the Purchaser in the nature of severance pay or benefits. If you are entitled to any notice or payment in lieu of any notice or termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the severance payment will also be reduced by the amount of any payment in lieu of such a notice.

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     The payment of the retention bonus shall be conditioned upon your execution of a valid release, to be prepared by the Purchaser, in which you release Allied Waste, the Purchaser and their respective affiliates, to the maximum extent permitted by law, from any claims that you may have against any of them, except such claims arising under this agreement and any employee benefit plan that is not a severance plan.
     All payments to you under this agreement will be subject to withholding for all applicable employment and income taxes.
     This agreement shall be construed in accordance of the laws of the State of Florida to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended.
     To accept this offer, you must sign below and return it to __________________ no later than __________________, 2006.

Date	/s/ Employee
Date	/s/ Allied Waste Industries, Inc.

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